Exhibit 2.1

CONGER PURCHASE AND SALE AGREEMENT

between

RANGE TEXAS PRODUCTION, LLC

as Seller

and

EQT PRODUCTION NORA, LLC

as Buyer

dated

April 24, 2014

i

4.26	Rights-Of-Way	31
4.27	Asset-Related Litigation	32
4.28	Employee Matters	32

ARTICLE V BUYER’S REPRESENTATIONS AND WARRANTIES		33
5.1	Organization, Existence and Qualification	33
5.2	Authority, Approval and Enforceability	33
5.3	No Conflicts	33
5.4	Consents	34
5.5	Bankruptcy	34
5.6	Litigation	34
5.7	Financing	34
5.8	Regulatory	34
5.9	Independent Evaluation	34
5.10	Brokers’ Fees	35
5.11	Accredited Investor	35

ARTICLE VI CERTAIN AGREEMENTS		35
6.1	Conduct of Business	35
6.2	Successor Operator	37
6.3	HSR Act	37
6.4	Governmental Bonds	38
6.5	Record Retention	38
6.6	Notifications	38
6.7	Amendment of Schedules	38
6.8	Transition Services	39
6.9	Enforcement of Third Party Warranties, Guarantees, and Indemnities	39
6.10	Exclusivity	39
6.11	Insurance	39
6.12	Employee Matters	39

ARTICLE VII BUYER’S CONDITIONS TO CLOSING		41
7.1	Representations	41
7.2	Performance	41
7.3	No Legal Proceedings	42
7.4	Title Defects and Environmental Defects	42
7.5	HSR Act	42
7.6	Closing Deliverables	42
7.7	Closing Condition Preferential Purchase Rights	42
7.8	Nora PSA Conditions	42
7.9	Board Approval	42

ARTICLE VIII SELLER’S CONDITIONS TO CLOSING		42
8.1	Representations	43
8.2	Performance	43
8.3	No Legal Proceedings	43
8.4	Title Defects and Environmental Defects	43
8.5	HSR Act	43

8.6	Replacement Bonds	43
8.7	Closing Deliverables	43
8.8	Nora PSA Conditions	43
8.9	Board Approval	44

ARTICLE IX CLOSING		44
9.1	Date of Closing	44
9.2	Place of Closing	44
9.3	Closing Obligations	44
9.4	Records	45

ARTICLE X ACCESS/DISCLAIMERS		45
10.1	Access	45
10.2	Confidentiality	47
10.3	Disclaimers	47

ARTICLE XI TITLE MATTERS; CASUALTY; TRANSFER RESTRICTIONS		49
11.1	Seller’s Title	49
11.2	Notice of Title Defects; Defect Adjustments	50
11.3	Casualty Loss	55
11.4	Preferential Purchase Rights and Required Consents to Assign	55

ARTICLE XII ENVIRONMENTAL MATTERS		56
12.1	Notice of Environmental Defects	56
12.2	NORM, Wastes and Other Substances	59

ARTICLE XIII ASSUMPTION; INDEMNIFICATION; SURVIVAL		60
13.1	Assumption by Buyer	60
13.2	Indemnities of Seller	61
13.3	Indemnities of Buyer	61
13.4	Limitation on Liability	62
13.5	Express Negligence	62
13.6	Exclusive Remedy	63
13.7	Indemnification Procedures	63
13.8	Survival	64
13.9	Waiver of Right to Rescission	65
13.10	Insurance	65
13.11	Non-Compensatory Damages	65
13.12	Cooperation by Buyer - Retained Litigation	65

ARTICLE XIV TERMINATION, DEFAULT AND REMEDIES		65
14.1	Right of Termination	65
14.2	Effect of Termination	66
14.3	Return of Documentation and Confidentiality	67

ARTICLE XV MISCELLANEOUS		67
15.1	Exhibits and Schedules	67
15.2	Expenses and Taxes	67

15.3	Assignment	70
15.4	Preparation of Agreement	70
15.5	Publicity	70
15.6	Notices	70
15.7	Further Cooperation	72
15.8	Filings, Notices and Certain Governmental Approvals	72
15.9	Entire Agreement; Conflicts	72
15.10	Parties in Interest	73
15.11	Amendment	73
15.12	Waiver; Rights Cumulative	73
15.13	Conflict of Law Jurisdiction, Venue; Jury Waiver	73
15.14	Severability	73
15.15	Removal of Name	74
15.16	Counterparts	74
15.17	No Partnership; No Fiduciary Duty	74
15.18	Seller’s Pre-Closing Merger	74

LIST OF EXHIBITS AND SCHEDULES

EXHIBITS:
Exhibit A-1	—	Leases
Exhibit A-2	—	Wells (including among other things, WI/NRI and Allocated Value)
Exhibit A-3	—	Undeveloped Tracts (including among other things, Net Acres, WI/NRI and Allocated Values)
Exhibit B	—	Proprietary Geophysical Data
Exhibit B-1	—	Formation Cross-Section Map
Exhibit C	—	Form of Assignment and Bill of Sale
Exhibit D	—	Form of Letter in Lieu
Exhibit E	—	Form of RTP’s Non-Foreign Affidavit
Exhibit F	—	Form of Seller’s Certificate
Exhibit G	—	Form of Buyer’s Certificate
Exhibit H	—	Form of Title Indemnity Agreement
Exhibit I	—	Form of Transition Services Agreement
Exhibit J	—	Excluded Office Personal Property
Exhibit K	—	Offices and Real Property
Exhibit L	—	Form of Special Warranty Deed
Exhibit M	—	Form of Environmental Indemnity Agreement

SCHEDULES:
Schedule 1.1	—	Other Working Owners’ and Pipelines’ Past Underproduction
Schedule 3.2(a)(iii)	—	Well Capital Expenditures
Schedule 4.4	—	Required Consents
Schedule 4.8	—	Material Contracts
Schedule 4.9	—	Violation of Laws
Schedule 4.10	—	Royalties, Etc.
Schedule 4.11	—	Imbalances
Schedule 4.12	—	Current Commitments
Schedule 4.13	—	Environmental
Schedule 4.14	—	Asset Taxes
Schedule 4.15	—	Tax Partnership
Schedule 4.17	—	Suspense Funds
Schedule 4.18	—	Wells
Schedule 4.19	—	Repair
Schedule 4.20	—	Title
Schedule 4.21	—	Insurance
Schedule 4.22-1	—	Preferential Purchase Rights
Schedule 4.22-2	—	Closing Condition Preferential Purchase Rights
Schedule 4.23	—	Leases
Schedule 4.24	—	Government Bonds
Schedule 4.26	—	Rights-Of-Way
Schedule 4.27	—	Asset-Related Litigation
Schedule 6.1	—	Conduct of Business
Schedule 6.12(e)	—	Severance Benefits

v

CONGER PURCHASE AND SALE AGREEMENT

This CONGER PURCHASE AND SALE AGREEMENT (this “Agreement”) is executed as of this 24th day of April 2014, and is between RANGE TEXAS PRODUCTION, LLC, a Delaware limited liability company (“RTP” or “Seller”) and EQT PRODUCTION NORA, LLC a Delaware limited liability company (“Buyer”). RTP and Buyer are each a “Party”, and collectively the “Parties”.

RECITALS

WHEREAS, Seller desires to transfer, convey and assign, or cause its Affiliates to transfer, convey and assign, to Buyer, and Buyer desires to acquire from Seller or its Affiliates, subject to the terms and conditions of this Agreement, the RTP Assets, for the consideration of certain assets to be transferred to Seller pursuant to the Nora PSA, the MIPA and the Cash Amount; and

WHEREAS, the Parties intend that the transactions contemplated by this Agreement, the Nora PSA and the MIPA qualify in whole or in part as a “like-kind” exchange pursuant to Section 1031 of the Code and any corresponding state or local income Tax laws;

NOW, THEREFORE, for and in consideration of the mutual promises contained herein, the benefits to be derived by each Party hereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1 Defined Terms. Capitalized terms used herein shall have the meanings set forth in this Section 1.1, unless the context otherwise requires.

“Accounting Arbitrator” shall have the meaning set forth in Section 3.5.

“AFE” shall have the meaning set forth in Section 4.12.

“Affiliate” shall mean any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, another Person. The term “control” and its derivatives with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the introductory paragraph herein.

“Agreement Regarding Conger and Nora Asset Exchange” shall mean that certain Agreement Regarding Conger and Nora Asset Exchange dated as of the date hereof between EQT Production Nora, LLC, a Delaware limited liability company, EQT Production Company, a

Pennsylvania corporation and Range Texas Production, LLC, a Delaware limited liability company.

“Allocable Amount” shall have the meaning set forth in Section 3.7.

“Allocated Value” shall have the meaning set forth in Section 3.6.

“Allocation Schedule” shall have the meaning set forth in Section 3.7.

“Alternate Transaction” means any sale or other disposition of, or a joint venture involving, any material portion of the RTP Assets to or with another Person (other than Buyer or its Affiliates) or any other transaction or series of transactions with respect to the RTP Assets that has a substantially similar economic effect as the foregoing; provided, however, that any disposition pursuant to the express terms and conditions of the Preferential Purchase Rights listed on Schedule 4.22-1 or 4.22-2 shall not be an “Alternate Transaction.”

“Applicable Contracts” shall mean all Contracts by which any of the RTP Assets are bound and that will be binding on Buyer after the Closing but exclusive of any master service agreements and the Leases.

“Asset Taxes” shall mean ad valorem, property, sales, use, transfer, excise, severance, production or other Taxes (including any interest, fine, penalty or additions to Tax imposed by a Governmental Authority in connection with such Taxes) based upon operation or ownership of the RTP Assets but not the transfer of such RTP Assets as contemplated by this Agreement or the production of Hydrocarbons therefrom and excluding, for the avoidance of doubt, (a) income, capital gains, franchise Taxes and similar Taxes, and (b) Transfer Taxes.

“Assignment and Bill of Sale” shall mean the Assignment and Bill of Sale from Seller to Buyer pertaining to the RTP Assets, and substantially in the form of Exhibit C.

“Assumed Obligations” shall have the meaning set forth in Section 13.1.

“Business Day” shall mean a day (other than a Saturday or Sunday) on which commercial banks in Texas are generally open for business.

“Buyer” shall have the meaning set forth in the introductory paragraph herein.

“Buyer Indemnified Parties” shall have the meaning set forth in Section 13.2.

“Cash Amount” shall mean $145,000,000, plus or minus, as the case may be, the adjustments pursuant to Section 3.2 of this Agreement and Section 3.2 of the Nora PSA.

“Claim” shall have the meaning set forth in Section 13.7(b).

“Claim Notice” shall have the meaning set forth in Section 13.7(b).

“Closing” shall have the meaning set forth in Section 9.1.

“Closing Cash Amount” shall mean the Cash Amount as estimated for purposes of Closing pursuant to Section 3.4 of this Agreement.

“Closing Condition Preferential Purchase Right” shall mean the Preferential Purchase Rights listed on Schedule 4.22-2.

“Closing Date” shall have the meaning set forth in Section 9.1.

“COBRA” has the meaning given to that term in Section 6.12(d).

“Code” shall mean the Internal Revenue Code of 1986, as amended, and applicable regulations.

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement, dated as of January 8, 2014 between Range Texas Production, LLC and EQT Production Company.

“Conger Final Adjustment” shall have the meaning set forth in Section 3.4(a).

“Conger Final Settlement Statement” shall have the meaning set forth in Section 3.4(a).

“Conger Preliminary Settlement Statement” shall have the meaning set forth in Section 3.3(a).

“Contract” shall mean any written or oral contract, agreement, agreement regarding indebtedness, indenture, debenture, note, bond, loan, collective bargaining agreement, lease, mortgage, franchise, license agreement, purchase order, binding bid, commitment, letter of credit or any other legally binding arrangement, including farmin and farmout agreements; participation, exploration and development agreements, crude oil, condensate and natural gas purchase and sale, gathering, transportation and marketing agreements; operating agreements; balancing agreements; unitization agreements; processing agreements; facilities or equipment leases; production handling agreements; and other similar contracts, but excluding, however, any Lease, easement, Rights-of-Way, permit or other instrument creating or evidencing an interest in the RTP Assets or any real property related to or used in connection with the operations of any RTP Assets.

“Customary Post-Closing Consents” shall mean the consents and approvals from Governmental Authorities for the assignment (directly or indirectly) of the RTP Assets to Buyer that are customarily obtained after such assignment of properties similar to the RTP Assets.

“Defensible Title” shall mean such title of RTP to the RTP Assets that, as of the Effective Time, the date hereof and the Closing Date, and subject to Permitted Encumbrances:

(a) for each Well or Undeveloped Tract, entitles RTP to receive not less than the Net Revenue Interest set forth in Exhibit A-2 or Exhibit A-3 in the horizons or depths as shown on Exhibit A-3, for such Well or Undeveloped Tract without decrease throughout the productive life of such Well or Undeveloped Tract, except for (i) decreases in connection with those operations in which RTP or its successors or assigns may from and after the date of this Agreement be a non-consenting co-owner, (ii)

decreases resulting from the establishment or amendment from and after the date of this Agreement of pools or units, (iii) decreases required to allow other Working Interest owners to make up the past underproduction, or pipelines to make up the past under deliveries, in each case as set forth on Schedule 1.1, and (iv) as otherwise explicitly set forth in Exhibit A-2 or Exhibit A-3;

(b) for each Well or Undeveloped Tract, obligates RTP to bear not more than the Working Interest set forth in Exhibit A-2 or Exhibit A-3 in the horizons or depths as shown on Exhibit A-3, for such Well or Undeveloped Tract without decrease throughout the productive life of such Well or Undeveloped Tract, except (i) increases including those resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements, (ii) increases, to the extent that such increases are accompanied by a proportionate increase in RTP’s Net Revenue Interest in such Well or Undeveloped Tract, and (iii) as otherwise explicitly set forth in Exhibit A-2 or Exhibit A-3, as applicable;

(c) with respect to each Lease or Undeveloped Tract shown on Exhibit A-3, entitles Seller to the Net Acres set forth in Exhibit A-3 with respect to such Lease or Undeveloped Tract; and

(d) is free and clear of all Encumbrances.

For the purposes of identifying the horizons and depths described in terms of references to formations on Exhibit A-3, the cross-section attached hereto as Exhibit B-1 shall be used to identify these formations indicated on Exhibit A-3 and their stratigraphic equivalent. The Canyon formation as referenced therein is also known as the Canyon Sand formation or the Cisco Canyon Sand formation and in all cases the base of this formation is the top of the Strawn formation.

“Dispute Notice” shall have the meaning set forth in Section 3.4.

“DOJ” shall mean the United States Department of Justice.

“Effective Time” shall mean 7:00 a.m. (prevailing Central Time) on January 1, 2014.

“Encumbrance” shall mean any lien, mortgage, deed of trust, security interest, pledge, charge or similar encumbrance.

“Environmental and Title Deductible” shall mean three million Dollars ($3,000,000).

“Environmental Arbitrator” shall have the meaning set forth in Section 12.1(f).

“Environmental Claim” shall have the meaning set forth in Section 4.13(b).

“Environmental Claim Date” shall have the meaning set forth in Section 12.1(a).

“Environmental Condition” shall mean (a) a condition existing on the date of this Agreement that causes an RTP Asset not to be in compliance with any Environmental Law or (b)

the existence as of the date of this Agreement, with respect to the RTP Assets or the operation thereof, of any environmental pollution, contamination or degradation where remedial or corrective action is presently required (or if known, would be presently required) under Environmental Laws. For the avoidance of doubt, (i) the fact that a Well is no longer capable of producing sufficient quantities of oil or gas to continue to be classified as a “producing well” or that such a Well should be temporarily abandoned or permanently plugged and abandoned shall, in each case, not form the basis of an Environmental Condition, (ii) the fact that a pipe is temporarily not in use shall not form the basis of an Environmental Condition, and (iii) except with respect to equipment (A) that causes or has caused contamination of soil, surface water or groundwater or (B) the use or condition of which is a violation of Environmental Law, the physical condition of any surface or subsurface production equipment, including water or oil tanks, separators or other ancillary equipment, shall not form the basis of an Environmental Condition.

“Environmental Cure Period” shall have the meaning set forth in Section 12.1(b).

“Environmental Defect” shall mean, subject to Section 12.2, an Environmental Condition with respect to an RTP Asset that is not set forth in Schedule 4.13.

“Environmental Defect Notice” shall have the meaning set forth in Section 12.1(a).

“Environmental Defect Property” shall have the meaning set forth in Section 12.1(a).

“Environmental Indemnity Agreement” shall have the meaning set forth in Section 12.1(c)(iv).

“Environmental Laws” shall mean all applicable Laws, including common Law, relating to the protection of the public health, welfare and the environment, including those Laws relating to the storage, handling and use of chemicals and other Hazardous Substances, and those Laws relating to the generation, processing, treatment, storage, transportation, disposal or other management thereof, and including the protection of threatened or endangered species. The term “Environmental Laws” does not include good or desirable operating practices or standards that may be employed or adopted by other oil and gas well operators or recommended by a Governmental Authority.

“EQT Corp” shall mean the EQT Corporation, a Pennsylvania corporation.

“EQT Corp Guarantee Agreement” shall mean that certain EQT Corp Guarantee Agreement between EQT Corp and Range Resources - Pine Mountain, Inc., among others, and dated as of the Closing Date.

“ERISA” has the meaning given to that term in Section 4.28(a).

“ERISA Affiliate” has the meaning given to that term in Section 4.28(a).

“Excluded Assets” shall mean (a) all of Seller’s corporate minute books, financial records and other business records that relate to Seller’s business generally (including the ownership and operation of the RTP Assets); (b) all trade credits, all accounts, receivables and all other proceeds, income, revenues or refunds attributable to the RTP Assets with respect to any period of time prior to the Effective Time; (c) all claims and causes of action of Seller arising under or with respect to any Contracts that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds); (d) subject to Section 11.3, all rights and interests relating to the RTP Assets (i) under any existing policy or agreement of insurance covering the RTP Assets for any period prior to the Effective Time, (ii) under any bond or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events, or damage to or destruction of property prior to the Effective Time; (e) all Hydrocarbons produced and sold from the RTP Assets with respect to all periods prior to the Effective Time (excluding, for the avoidance of doubt, any un-sold Hydrocarbons in storage tanks or existing in pipelines or plants (including inventory) and above the pipeline connection or upstream of the sales meter); (f) all claims of Seller for refunds of or loss carry forwards with respect to (i) production or any other Taxes attributable to any period prior to the Effective Time, (ii) Seller income Taxes or (iii) any Taxes attributable to the Excluded Assets; (g) all personal computers and associated peripherals and all radio and telephone equipment other than any total flow computers and modems used to monitor gathering systems and pipelines included in the RTP Assets; (h) all of Seller’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property (excluding for the avoidance of doubt, geophysical data and other geological data (including any interpretations thereof) relating to the RTP Assets); (i) all documents and instruments of Seller that are protected by an attorney-client privilege; (j) all data that cannot be disclosed to Buyer as a result of confidentiality arrangements with Third Parties (provided that Seller uses its commercially reasonable efforts to obtain a waiver of any such confidentiality restriction); (k) all audit rights arising under any of the Applicable Contracts or otherwise with respect to any period prior to the Effective Time or to any of the Excluded Assets, except for any Imbalances; (l) all geophysical and other seismic and related technical data and information relating to the RTP Assets to the extent that such geophysical and other seismic and related technical data and information is not transferable without payment of a fee or other penalty which Buyer has not separately agreed in writing to pay; (m) documents prepared or received by Seller or its Affiliates with respect to (i) lists of prospective purchasers for the RTP Assets, (ii) bids submitted by other prospective purchasers of the RTP Assets, (iii) analyses by Seller or its Affiliates of any bids submitted by any prospective purchaser, (iv) correspondence between or among Seller, its representatives and any prospective purchaser other than Buyer and (v) correspondence between Seller or any of its representatives with respect to any of the bids, the prospective purchasers or the transactions contemplated by this Agreement; (n) any offices, office leases and real property interests (other than those described on Exhibit K), and the personal property, equipment, fixtures and improvements listed on Exhibit J; (o) any Hedge Contracts; and (p) any assets described in subsections (d), (e) or (h) of the definition of “RTP Assets” that are not assignable.

“Franchise Tax Liability” shall mean any Tax imposed by a state on Seller’s or any of its Affiliates’ gross or net income and/or capital for the privilege of engaging in business in that state. For purposes of determining Franchise Tax Liability, the taxable period shall be the accounting period with respect to which the Tax is computed.

“FTC” shall mean the United States Federal Trade Commission.

“GAAP” shall mean generally accepted accounting principles in the United States, consistently applied.

“Governmental Authority” shall mean any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power, and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“Hazardous Substances” shall mean any pollutants, contaminants, toxics or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds or chemicals that are regulated by, or may form the basis of Liability under, any Environmental Laws, including NORM and other substances referenced in Section 12.2.

“Hedge Contract” shall mean any Contract to which Seller or any of its Affiliates is a party with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“HSR Act” shall mean the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Hydrocarbons” shall mean oil and gas and other hydrocarbons produced or processed in association therewith.

“Imbalances” shall mean all Well Imbalances and Pipeline Imbalances.

“Income Tax Liability” shall mean any Liability of Seller or its Affiliates attributable to any federal, state or local income Tax measured by or imposed on the net income of RTP.

“Indemnified Party” shall have the meaning set forth in Section 13.7(a).

“Indemnifying Party” shall have the meaning set forth in Section 13.7(a).

“Indemnity Deductible” shall have the meaning set forth in Section 13.4(a).

“Individual Environmental Defect Threshold” shall have the meaning set forth in Section 12.1(e).

“Individual Title Defect Threshold” shall have the meaning set forth in Section 11.2(i).

“Invasive Activities” shall have the meaning set forth in Section 10.1(c).

“Knowledge” shall mean with respect to Seller, the actual knowledge (without investigation) of the following Persons: Chad Stephens, David Poole, Mike Middlebrook, Joy Gilmer, Dori Ginn, Donna Redmon, Neal Harrington and Ralph Tijerina.

“Law” shall mean any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Authority.

“Leases” shall mean the RTP Leases, including those described in Exhibit A-1 and Exhibit A-3.

“Liabilities” shall mean any and all claims, causes of action, payments, charges, judgments, assessments, liabilities, losses, damages, penalties, fines and costs and expenses, including any attorneys’ fees, legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury or death or property damage or environmental damage or remediation.

“Material Adverse Effect” shall mean an event or circumstance that, individually or in the aggregate, results in a material adverse effect on the (i) ownership, operation or value of the RTP Assets, taken as a whole and as currently operated as of the date of this Agreement, or (ii) ability of Seller to consummate the transactions contemplated by this Agreement and perform its obligations hereunder; provided, however, that a Material Adverse Effect shall not include any material adverse effects resulting from: (a) entering into this Agreement or the announcement of the transactions contemplated by this Agreement; (b) changes in general market, economic, financial or political conditions (including changes in commodity prices, fuel supply or transportation markets, interest or rates) in the area in which the RTP Assets are located, the United States or worldwide; (c) changes in conditions or developments generally applicable to the oil and gas industry in the area where the RTP Assets are located; (d) acts of God, including storms or meteorological events; (e) acts or failures to act of Governmental Authorities; (f) civil unrest or similar disorder, the outbreak of hostilities, terrorist acts or war; (g) matters that are cured or no longer exist by the earlier of the Closing and the termination of this Agreement, without unreasonable cost to Buyer; (h) a change in Laws from and after the date of this Agreement; (i) reclassification or recalculation of reserves in the ordinary course of business; (j) changes in the prices of Hydrocarbons; and (k) natural declines in Well performance; except to the extent such event or circumstance or other matter resulting or arising from clauses (c), (e), or (h), above materially and disproportionately affects such Person relative to other participants in the onshore oil and gas exploration and production industry in Texas.

“Material Contract” shall have the meaning set forth in Section 4.8(a).

“Membership Interest Purchase Agreement” or “MIPA” shall mean that certain Membership Interest Purchase Agreement dated as of the date hereof between EQT Gathering Nora, LLC and Nora Gathering, LLC and Range Resources – Pine Mountain, Inc.

“Midstream Contracts” means any Hydrocarbon purchase and sale, transportation, processing or similar contracts, agreements and instruments related to the RTP Assets.

“Net Acre” means, as to each parcel or tract of land burdened by a Lease, the product of (a) the number of acres of land that are in such parcel or tract (i.e. gross acres), multiplied by (b) the lessor’s undivided interests in the lands covered by such parcel or tract, multiplied by (c) the Seller’s Working Interest in such Lease (provided, however, if items (a) and (b) of this definition vary as to different areas within any tracts or parcels burdened by such Lease, a separate calculation shall be performed with respect to each such area).

“Net Revenue Interest” shall mean, with respect to any Well, the interest in and to all Hydrocarbons produced, saved and sold from or allocated to such Well, after giving effect to all royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests and other burdens upon, measured by or payable out of production therefrom.

“Nora Final Adjustment” shall have the meaning set forth in Section 3.4(b).

“Nora Final Settlement Statement” shall have the meaning set forth in Section 3.4(b).

“Nora PSA” shall mean that certain Nora Purchase and Sale Agreement dated as of the date hereof between EQT Production Nora, LLC and EQT Production Company and Seller.

“Nora Preliminary Settlement Statement” shall have the meaning set forth in Section 3.3(b).

“NORM” shall mean naturally occurring radioactive material.

“Operating Employee” has the meaning given to that term in Section 4.28(a).

“Operating Expenses” shall have the meaning set forth in Section 2.3.

“Party” and “Parties” shall have the meaning set forth in the introductory paragraph herein.

“Permit” shall have the meaning set forth in Section 4.25.

“Permitted Encumbrances” shall mean:

(a) the terms and conditions of all Leases and all lessor’s royalties, non-participating royalties, overriding royalties, reversionary interests and similar burdens upon, measured by or payable out of production if the net cumulative effect of such Leases and burdens does not operate to (i) reduce the Net Revenue Interest of Seller in any Well or Undeveloped Tract to an amount less than the Net Revenue Interest set forth in Exhibit A-2 or Exhibit A-3, as applicable, for such Well or Undeveloped Tract, (ii) obligate Seller to bear a Working Interest with respect to any Well or Undeveloped Tract in any amount greater than the Working Interest set forth in Exhibit A-2 or Exhibit A-3, as applicable, for such Well or Undeveloped Tract (unless the Net Revenue Interest for such Well or Undeveloped Tract is greater than the Net Revenue Interest set forth in Exhibit A-3 or Exhibit A-3, as applicable, in the same proportion as any increase in such Working Interest), or (iii) reduce the Net Acres for any Lease or Undeveloped Tract to an amount less than the Net Acres set forth in Exhibit A-3 for such Lease or Undeveloped Tract;

(b) Preferential Purchase Rights on Schedule 4.22-1 and 4.22-2 and Required Consents on Schedule 4.4;

(c) liens for Taxes or assessments not yet due or delinquent;

(d) Customary Post-Closing Consents;

(e) conventional rights of reassignment;

(f) such Title Defects as Buyer may waive in writing or is deemed to have waived pursuant to the terms of this Agreement;

(g) all applicable Laws, and rights reserved to or vested in any Governmental Authority (i) to control or regulate any RTP Asset in any manner; (ii) by the terms of any right, power, franchise, grant, license or permit, or by any provision of Law, to terminate such right, power, franchise grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the RTP Assets; (iii) to use such property in a manner which does not materially impair the use of such property for the purposes for which it is currently owned and operated; or (iv) to enforce any obligations or duties affecting the RTP Assets to any Governmental Authority, with respect to any franchise, grant, license or permit;

(h) rights of a common owner of any interest in Rights-Of-Way or easements, permits or easements held by Seller and such common owner as tenants in common or through common ownership to the extent that the same does not materially impair the use or operation of the RTP Assets as currently used or operated;

(i) easements, conditions, covenants, restrictions, servitudes, permits, Rights-Of-Way, surface leases and other rights of record in the RTP Assets for the purpose of operations, facilities, pipelines, transmission lines, transportation lines, distribution lines and other like purposes, or for the joint or common use of Rights-Of-Way, facilities and equipment, which do not materially impair the operation or use of the RTP Assets as currently operated and used if the net cumulative effect of such easements, conditions, covenants, restrictions, servitudes, permits, Rights-Of-Way, surface leases and other rights does not (i) reduce the Net Revenue Interest of Seller in any Well or Undeveloped Tract to an amount less than the Net Revenue Interest set forth in Exhibit A-2 or Exhibit A-3, as applicable, for such Well or Undeveloped Tract, (ii) obligate Seller to bear a Working Interest with respect to any Well or Undeveloped Tract in any amount greater than the Working Interest set forth in Exhibit A-2 or Exhibit A-3, as applicable, for such Well or Undeveloped Tract (unless the Net Revenue Interest for such Well or Undeveloped Tract is greater than the Net Revenue Interest set forth in Exhibit A-3 or Exhibit A-3, as applicable, in the same proportion as any increase in such Working Interest), (iii) reduce the Net Acres for any Lease or Undeveloped Tract to an amount less than the Net Acres set forth in Exhibit A-3 for such Lease or Undeveloped Tract, or (iv) materially impair the use, operation or ownership of the RTP Assets, for the purposes of Hydrocarbon development, as currently used and operated;

(j) vendors, carriers, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or other like liens arising by operation of Law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due or delinquent or, if delinquent, that are being contested in good faith in the normal course of business;

(k) liens created under Leases or Rights-of-Way included in the RTP Assets and/or operating agreements or by operation of Law in respect of obligations that are not yet due or delinquent or, if delinquent, that are being contested in good faith in the normal course of business;

(l) any Encumbrance affecting the RTP Assets that is discharged by Seller at or prior to Closing;

(m) any matters explicitly described in Exhibit A-1, Exhibit A-2, or Exhibit A-3;

(n) the terms and conditions of the Material Contracts set forth in Schedule 4.8, provided the same do not operate to (i) reduce the Net Revenue Interest of Seller in any Well or Undeveloped Tract to an amount less than the Net Revenue Interest set forth in Exhibit A-2 or Exhibit A-3, as applicable, for such Well or Undeveloped Tract, (ii) obligate Seller to bear a Working Interest with respect to any Well or Undeveloped Tract in any amount greater than the Working Interest set forth in Exhibit A-2 or Exhibit A-3, as applicable, for such Well or Undeveloped Tract (unless the Net Revenue Interest for such Well or Undeveloped Tract is greater than the Net Revenue Interest set forth in Exhibit A-2 or Exhibit A-3, as applicable, in the same proportion as any increase in such Working Interest), or (iii) reduce the Net Acres for any Lease or Undeveloped Tract to an amount less than the Net Acres set forth in Exhibit A-3 for such Lease or Undeveloped Tract;

(o) all litigation set forth in Schedule 4.27; and

(p) all other Encumbrances, Contracts, instruments, obligations, defects and irregularities affecting the RTP Assets that, individually or in the aggregate, are not such as to (i) materially interfere with the operation or use of any of the RTP Assets (as currently operated and/or used, as applicable), (ii) reduce the Net Revenue Interest of Seller in any Well or Undeveloped Tract to an amount less than the Net Revenue Interest set forth in Exhibit A-2 or Exhibit A-3, as applicable, for such Well or Undeveloped Tract, (iii) not obligate Seller to bear a Working Interest in any Well or Undeveloped Tract in any amount greater than the Working Interest set forth in Exhibit A-2 or Exhibit A-3, as applicable, for such Well or Undeveloped Tract (unless the Net Revenue Interest for such Well or Undeveloped Tract is greater than the Net Revenue Interest set forth in Exhibit A-2 or Exhibit A-3, as applicable, in the same proportion as any increase in such Working Interest), or (iv) reduce the Net Acres for any Lease or Undeveloped Tract to an amount less than the Net Acres set forth in Exhibit A-3 for such Lease or Undeveloped Tract.

“Person” shall mean any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or any other entity.

“Personal Property” shall mean the RTP Personal Property.

“Pipeline Imbalance” shall mean any marketing imbalance between the quantity of Hydrocarbons attributable to the RTP Assets required to be delivered by Seller, as applicable, under any Contract relating to the purchase and sale, gathering, transportation, storage, processing or marketing of such Hydrocarbons and the quantity of Hydrocarbons attributable to the RTP Assets actually delivered by Seller, as applicable, pursuant to the relevant Contract, together with any appurtenant rights and obligations concerning production balancing at the delivery point into the relevant sale, gathering, transportation, storage or processing facility.

“Pre-Closing Tax Return” shall have the meaning set forth in Section 15.2(b).

“Preferential Purchase Rights” shall mean preferential purchase rights, “drag-along” rights, “tag-along” rights, rights of first refusal, or other similar rights, pertaining to any RTP Asset or the transactions contemplated hereby, including those listed on Schedule 4.22-1 and those listed on Schedule 4.22-2.

“Records” shall mean the RTP Records.

“Remediation” shall mean, with respect to an Environmental Condition, the implementation and completion of any remedial, removal, response, construction, closure, disposal or other corrective actions required under Environmental Laws to correct or remove such Environmental Condition.

“Remediation Amount” shall mean, with respect to an Environmental Condition, the present value as of the Closing Date (using an annual discount rate of 10%) of the cost (net to RTP’s interest, as applicable, prior to the consummation of the transactions contemplated by this Agreement) of the most cost effective Remediation of such Environmental Condition that does not unreasonably interfere with operations.

“Representative” means any stockholders, members, managers, officers, directors, employees, agents, and representatives (including any financial advisor, investment bank or other similar representative) of a Party.

“Required Consent” shall mean any consent that if, as of the Closing, Seller failed to obtain such consent, the failure to obtain such consent would (i) cause the assignment of the RTP Assets affected thereby to Buyer to be void, (ii) adversely impact Buyer’s operation or development of any RTP Asset (including limitations on rights of access), or (iii) cause the termination of a Lease or Right-of-Way under the express terms thereof, including those listed on Schedule 4.4.

“Retained Obligations” shall have the meaning set forth in Section 13.1(d).

“Rights-of-Way” shall mean all Permits, licenses, servitudes, easements, fee surface, surface leases and rights-of-way.

“RRC” shall mean the Range Resources Corporation, a Delaware corporation.

“RRC Guarantee Agreement” shall mean that certain RRC Guarantee Agreement between RRC and Buyer and EQT Production Company, among others, and dated as of the Closing Date.

“RTP” shall have the meaning set forth in the introductory paragraph herein.

“RTP Assets” shall mean, collectively, all of RTP’s right, title and interest in and to the following, less and except the Excluded Assets:

(a) the Hydrocarbon leases and mineral interests covering lands in Glasscock and Sterling Counties, Texas, including those described in Exhibit A-1 and Exhibit A-3 (such interest in such leases and mineral interests, the “RTP Leases”), together with any and all other rights, titles and interests of RTP in and to the lands covered thereby, and all other interests of RTP of any kind or character in such Leases;

(b) all wells (including oil, gas, water, CO2, disposal or injection wells) located on any of the Leases or on any other lease or lands with which any Lease has been unitized (such interest in such wells, including the wells set forth in Exhibit A-2, the “RTP Wells”), and in all Hydrocarbons produced therefrom or allocated thereto attributable to Wells from and after the Effective Time;

(c) all rights and interests in, under or derived from all unitization and pooling agreements in effect with respect to any of the Leases or Wells and the units created thereby (the “RTP Units”);

(d) to the extent that they may be assigned, all Applicable Contracts relating to the RTP Assets, including any confidentiality agreements pertaining to information concerning the RTP Assets;

(e) to the extent that they may be assigned (with consent, if applicable), all Rights-of-Way that are used primarily in connection with the ownership or operation of any of the Leases, Wells, Units or other RTP Assets;

(f) all equipment, machinery, fixtures and other personal and mixed property, operational and nonoperational, known or unknown, located on any of the Leases, Wells, Units or other RTP Assets or primarily used in connection therewith, including, pipelines, gathering systems, well equipment, casing, tubing, pumps, motors, fixtures, machinery, compression equipment, flow lines, processing and separation facilities, structures, materials and other items primarily used in the operation thereof (the “RTP Personal Property”);

(g) all Imbalances relating to the RTP Assets;

(h) all proprietary geophysical and seismic data that are owned by RTP or its Affiliates, and that are not subject to license or other restrictions, within the area defined by those geophysical surveys listed in Exhibit B; provided, however that with respect to any Third Party contractual restrictions on the transfer of such geophysical and seismic data, (1) Seller shall use its reasonable commercial efforts to seek to obtain waivers and consents to permit the transfer of such geophysical and seismic data to Buyer, and (2) if such restriction may be waived upon payment of a fee or penalty, and Buyer has agreed to pay such fee or penalty, such geophysical and seismic data shall be transferred to Buyer;

(i) to the extent relating to the period from and after the Effective Time through the Closing, the benefit of all policies of insurance covering the RTP Assets;

(j) all of the files, records, information and data, whether written or electronically stored, primarily relating to the RTP Assets in RTP’s or its Affiliates’ possession, including: (i) land and title records (including abstracts of title, title opinions and title curative documents); (ii) Applicable Contract files; (iii) correspondence; (iv) operations, environmental, production, accounting and Asset Tax records, and (v) facility and well records (the “RTP Records”);

(k) all Hydrocarbons within, produced from or attributable to the Leases and Wells, including any Hydrocarbons in storage tanks or existing in pipelines or plants (including inventory) and above the pipeline connection or upstream of the sales meter; and

(l) the offices, office leases and real property interests described on Exhibit K (and any personal property, equipment, fixtures and improvements associated therewith, excluding the personal property, equipment, fixtures or improvements listed on Exhibit J).

“RTP Leases” shall have the meaning set forth in the definition of “RTP Assets”.

“RTP Personal Property” shall have the meaning set forth in the definition of “RTP Assets”.

“RTP Records” shall have the meaning set forth in the definition of “RTP Assets”.

“RTP Units” shall have the meaning set forth in the definition of “RTP Assets”.

“RTP Wells” shall have the meaning set forth in the definition of “RTP Assets”.

“Seller” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Seller Benefit Plan” has the meaning given to that term in Section 4.28(a).

“Seller’s Disclosure Schedules” shall mean the Schedules provided in accordance with ARTICLE IV and attached hereto in connection with Seller’s representations and warranties to Buyer.

“Seller Indemnified Parties” shall have the meaning set forth in Section 13.3.

“Special Warranty Deed” shall mean the Special Warranty Deed from Seller to Buyer pertaining to the real property described in Exhibit K and substantially in the form of Exhibit L.

“Straddle Period” shall mean any Tax period beginning before and ending after the Effective Time.

“Tax” or “Taxes” shall mean (i) all taxes, assessments, duties, levies, imposts, unclaimed property or escheat impositions, or other similar charges imposed by a Governmental Authority, including all income, franchise, profits, capital gains, capital stock, transfer, gross receipts, sales, use, transfer, service, occupation, ad valorem, property, excise, severance, windfall profit, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental (including taxes under Code Section 59A), alternative minimum, add-on, value-added, withholding (including backup withholding) and other taxes, assessments, duties, levies, imposts or other similar charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and all estimated taxes, deficiency assessments, additions to tax, additional amounts imposed by any Governmental Authority, penalties and interest and (ii) any Liability for payment of amounts described in clause (i) as a result of transferee or successor Liability, any tax sharing, tax indemnity or tax allocation agreement or any other contract to indemnify any other Person for Taxes.

“Taxing Authority” shall mean, with respect to any Tax, the Governmental Authority that imposes such Tax, and the Governmental Authority (if any) charged with the collection of such Tax, including any Governmental Authority that imposes, or is charged with collecting, social security or similar charges or premiums.

“Tax Partnership” shall have the meaning set forth in Section 4.15.

“Tax Partnership PPA” shall mean an amount equal to the sum of (1) the present value of the product of (x) the difference between (a) the amount of cost recovery, depreciation, and depletion deductions that Buyer would have reasonably expected to have been allocated or directly incurred for U.S. federal income tax purposes (determined assuming the basis in the Tax Partnership interest would be equal to the Allocated Value of such interest or such other value as reasonably agreed by the Parties) with respect to all future taxable years if all Tax Partnerships an interest in which is transferred to Buyer by Seller under this Agreement had in effect an election under Section 754 of the Code as of the Closing Date, less (b) the amount of cost recovery, depreciation, and depletion deductions that Buyer reasonably expects to actually be allocated with respect to the interests in any such Tax Partnerships for U.S. federal income tax purposes with respect to all future taxable years, multiplied by (y) forty percent (40%), and (2) the aggregate amount of obligations owed to any partner in any Tax Partnership pursuant to the applicable tax partnership agreement (e.g., due to a section 708(b)(1)(B) technical termination of the Tax Partnership) as a result of the transfer of an interest in any such Tax Partnership under this Agreement. For purposes of determining (a) the present value described in (1) of the preceding sentence, such formula shall be applied separately with respect to each future taxable year and the result of each such determination shall be discounted at a rate of 10% compounded annually from such future taxable year to the Closing Date, and (b) the amount described in (1)(x)(b) of the preceding sentence, all Tax Partnerships an interest in which is transferred to Buyer by Seller shall be assumed to not have in effect an election under Section 754 of the Code unless reasonable documentary evidence of such election is provided to Buyer by Seller.

“Tax Proceeding” means any inquiries, claims, assessments, audits or similar events regarding Taxes with respect to the RTP Assets.

“Tax Returns” shall mean any report, return, election, document, estimated tax filing, declaration or other filing provided to any Taxing Authority, including any amendments thereto.

“Third Party” shall mean any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Title Arbitrator” shall have the meaning set forth in Section 11.2(j).

“Title Benefit” shall mean any right, circumstance or condition that operates (a) to increase the Net Revenue Interest of RTP in any Well or Undeveloped Tract above that shown for such Well or Undeveloped Tract in Exhibit A-2 or Exhibit A-3, as applicable, to the extent the same does not cause a greater than proportionate increase in RTP’s Working Interest therein above that shown in Exhibit A-2 or Exhibit A-3, as applicable or (b) to decrease the Working Interest of RTP in any Well or Undeveloped Tract below that shown for such Well or Undeveloped Tract in Exhibit A-2 or Exhibit A-3, as applicable, to the extent the same causes a decrease in RTP’s Working Interest that is proportionately greater than the decrease in RTP’s Net Revenue Interest therein below that shown in Exhibit A-2 or Exhibit A-3, as applicable.

“Title Benefit Amount” shall have the meaning set forth in Section 11.2(h).

“Title Benefit Notice” shall have the meaning set forth in Section 11.2(b).

“Title Claim Date” shall have the meaning set forth in Section 11.2(a).

“Title Cure Period” shall have the meaning set forth in Section 11.2(c).

“Title Defect” shall mean any Encumbrance, defect or other matter that causes Seller not to have Defensible Title; provided that the following shall not be considered Title Defects:

(a) defects arising out of lack of corporate or other entity authorization unless Buyer provides affirmative evidence that such corporate or other entity action was not authorized and could reasonably be expected to result in another Person’s superior claim of title to the relevant RTP Asset;

(b) defects based on a gap in Seller’s chain of title in the applicable county records, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain which documents shall be included in a Title Defect Notice;

(c) defects based upon the failure to record any state Leases or Rights-of-Way included in the RTP Assets or any assignments of interests in such Leases or Rights-of-Way included in the RTP Assets in any applicable county records;

(d) any Encumbrance or loss of title to which Buyer has consented in writing;

(e) in the case of an Undeveloped Tract, any easements, Rights-Of-Way, unit designations or production and drilling units not yet obtained, formed or created;

(f) defects based upon the exercise of any preferential purchase rights (including Closing Condition Preferential Purchase Rights, which are addressed in Section 7.7 and Preferential Purchase Rights, which are addressed in Section 11.4);

(g) Encumbrances created under deeds of trust, mortgages and similar instruments by the lessor under a Lease covering the lessor’s surface and mineral interests in the land covered thereby that would customarily be accepted in taking or purchasing such Leases and for which the lessee would not customarily seek a subordination of such Encumbrance to the oil and gas leasehold estate prior to conducting drilling activities on the Lease;

(h) Encumbrances created under deeds of trust, mortgages and similar instruments by the grantor under a Right-of-Way that would customarily be accepted in taking or purchasing such Rights-of-Way; and

(i) to the extent (1) a Lease or other instrument affecting title to an RTP Asset defines a horizontal severance as “the base of the producing formation” (or horizontal severance language of substantially the same effect), and (2) such horizontal severance language relates to an RTP Well on a tract that is producing below the top of the Canyon Sand formation but above the top of the Cline formation (as such formations are described on Exhibit B-1) then Buyer shall not be entitled to assert, based on such horizontal severance language, a Title Defect regarding Seller’s lack of title to the Cline formation; provided, however, that this provision shall not otherwise limit Buyer’s right to assert a Title Defect with respect to Seller’s title to the Cline formation for reasons other than such horizontal severance language, or with respect to any RTP Well on a tract that is producing below the top of the Cline formation.

“Title Defect Amount” shall have the meaning set forth in Section 11.2(f).

“Title Defect Notice” shall have the meaning set forth in Section 11.2(a).

“Title Defect Property” shall have the meaning set forth in Section 11.2(a).

“Title Indemnity Agreement” shall have the meaning set forth in Section 11.2(d)(ii).

“Transferred Employees” has the meaning given to that term in Section 6.12(b).

“Transaction Documents” shall mean this Agreement and those documents executed and delivered pursuant to or in connection with this Agreement.

“Transfer Taxes” shall mean any sales, use transfer, stamp, documentary, registration or similar Taxes incurred or imposed with respect to the transactions described in this Agreement.

“Transition Services Agreement” shall have the meaning set forth in Section 6.8.

“Treasury Regulations” shall mean the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, proposed or final Treasury Regulations.

“Undeveloped Tract” shall mean each tract identified on Exhibit A-3.

“Units” shall mean the RTP Units.

“WARN Act” has the meaning given to that term in Section 4.28(g).

“Wells” shall mean the RTP Wells.

“Well Imbalance” shall mean any imbalance at the wellhead between the amount of Hydrocarbons produced from a Well and allocable to the interests of Seller therein and the shares of production from the relevant Well to which Seller is entitled, together with any appurtenant rights and obligations concerning future in kind and/or cash balancing at the wellhead.

“Working Interest” shall mean, with respect to any Well or Undeveloped Tract, the interest in and to such Well or Undeveloped Tract that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Well or Undeveloped Tract, but without regard to the effect of any royalties, overriding royalties, production payments, net profits interests and other similar burdens upon, measured by or payable out of production therefrom.

1.2 References and Rules of Construction. All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to Article, Section or subsection hereof in which such words occur. Wherever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limiting the foregoing in any respect.” Unless expressly provided to the contrary, the word “or” is not exclusive. All references to “$” or “dollars” shall be deemed references to United States dollars. Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the date of this Agreement. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. The Exhibits and Schedules referred to herein are attached to and by this reference incorporated herein for all purposes.

ARTICLE II

PURCHASE AND SALE

2.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller agrees to sell, and Buyer agrees to purchase and pay for, the RTP Assets.

2.2 Excluded Assets. Seller shall reserve and retain all of the Excluded Assets.

2.3 Revenues and Expenses. Subject to the provisions hereof (including Section 3.2(a)(iii)), Seller shall be entitled to all of the rights of ownership attributable to the RTP Assets

(including all trade credits, all accounts, receivables and all other proceeds, income, revenues or refunds, and the right to all production, proceeds of production and other proceeds) and shall remain responsible for all Operating Expenses, in each case, attributable to the period of time prior to the Effective Time. Subject to the provisions hereof, and subject to the occurrence of the Closing, Buyer shall be entitled to all of the rights of ownership attributable to the RTP Assets (including all trade credits, all accounts, receivables and all other proceeds, income, revenues or refunds, and the right to all production, proceeds of production and other proceeds), and shall be responsible for all Operating Expenses, in each case, from and after the Effective Time. Subject to the provisions hereof (including Section 3.2(a)(iii)), all Operating Expenses that are: (a) incurred with respect to operations conducted or production prior to the Effective Time shall be paid by or allocated to Seller and (b) incurred with respect to operations conducted or production from and after the Effective Time shall be paid by or allocated to Buyer. “Operating Expenses” means all operating expenses (including costs of insurance and Asset Taxes based upon or measured by or attributable to the ownership or operation of the RTP Assets or the production of Hydrocarbons from the RTP Assets, but excluding any other Taxes) and capital expenditures incurred in the ownership and operation of the RTP Assets in the ordinary course of business and, where applicable, in accordance with the relevant operating or unit agreement, if any, and overhead costs charged to the RTP Assets under the relevant operating agreement or unit agreement, if any, in each case consistent with past practice, but excluding Liabilities attributable to (i) personal injury or death, property damage, torts, breach of contract or violation of any Law, (ii) obligations to plug wells and dismantle or decommission facilities, close pits and restore the surface around such wells, facilities and pits when such locations are decommissioned and no longer operational, (iii) environmental matters, including obligations to remediate any contamination of water or personal property under applicable Environmental Laws, (iv) obligations with respect to Imbalances, (v) obligations to pay Working Interests, royalties, overriding royalties or other interest owners revenues or proceeds attributable to sales of Hydrocarbons relating to the RTP Assets, including those held in suspense, (vi) obligations with respect to hedge agreements, (vii) shut-in, minimum royalties, delay rentals and other similar Lease maintenance expenditures, or (viii) claims for indemnification or reimbursement from any Third Party with respect to costs of the type described in preceding clauses (i) through (vii), whether such claims are made pursuant to contract or otherwise. After Closing, each Party shall be entitled to participate in all joint interest audits and other audits of Operating Expenses for which such Party is entirely or in part responsible under the terms of this Section 2.3. Buyer shall pay to Seller any and all revenues and other proceeds, income, refunds or other revenues attributable to the rights of ownership of the RTP Assets received after the Closing Date by Buyer (to the extent not otherwise accounted for under Section 3.2) that are attributable to the RTP Assets prior to the Effective Time. Seller shall pay to Buyer any and all revenues and other proceeds, income, refunds or other revenues attributable to the rights of ownership of the RTP Assets received before or after the Closing Date by Seller (to the extent not otherwise accounted for under Section 3.2) that are attributable to the RTP Assets on and after the Effective Time. The Party responsible for making a payment under this Section 2.3 for amounts received by that Party but owed to the other Party shall reimburse the other Party within fifteen (15) Business Days after the end of the month in which it is determined that such amounts were received incorrectly by the Party responsible for payment and, to the extent paid, such amounts shall not be taken into account for purposes of Section 3.2).

ARTICLE III

CONSIDERATION

3.1 Consideration. The consideration for the RTP Assets shall consist of (i) the assets, properties and other rights transferred and assigned by Buyer or its Affiliates to Seller or its Affiliates pursuant to the Nora PSA, (ii) the interests transferred and assigned by Buyer or its Affiliates to Seller or its Affiliates pursuant to the Membership Interest Purchase Agreement and (iii) the Cash Amount. The Closing Cash Amount should be payable by Buyer to Seller at Closing by wire transfer in same day funds to a bank account of Seller (the details of which shall be provided by Seller to Buyer by notice given at least one Business Day prior to the Closing Date).

3.2 Adjustments to Cash Amount. All adjustments to the Cash Amount shall be made in accordance with the terms of this Agreement and Section 3.2 of the Nora PSA and, to the extent not inconsistent with this Agreement, in accordance with GAAP as consistently applied in the oil and gas industry and without duplication.

(a) The Cash Amount shall be adjusted upward by the following amounts (without duplication):

(i) an amount equal to the value of all un-sold Hydrocarbons attributable to the RTP Assets in storage or existing in pipelines and/or plants (including inventory) and above the pipeline connection or upstream of the sales meter as of the Effective Time, the value to be based upon the contract price in effect as of the Effective Time (or the most recent sales price by Seller for similar Hydrocarbons in the same area if there is no contract price in effect as of the Effective Time), less (A) amounts payable as royalties, overriding royalties and other burdens upon, measured by or payable out of such production and (B) severance Taxes deducted by the purchaser of such production;

(ii) an amount equal to all Operating Expenses and all other costs and expenses paid by Seller or its Affiliates that are attributable to the RTP Assets from and after the Effective Time up to Closing (whether paid before or after the Effective Time), including (A) bond and customary and reasonable costs of insurance paid by or on behalf of Seller with respect to the period of time from and after the Effective Time up to Closing, (B) royalties or other burdens upon, measured by or payable out of proceeds of production, (C) rentals and other lease maintenance payments and (D) the amount of all Asset Taxes prorated to Buyer in accordance with Section 15.2(c) but paid or payable by Seller;

(iii) the aggregate amount of capital expenditures shown on Schedule 3.2(a)(iii) relating to the Well set forth on Schedule 3.2(a)(iii) incurred or paid by Seller prior to the Effective Time, and any and all reasonable capital expenditures relating to such Well after the Effective Time and before the Closing Date;

(iv) the amount equal to all positive Imbalances (if any) as of the Effective Time; and

(v) any other amount provided for elsewhere in this Agreement or otherwise agreed upon by Seller and Buyer.

(b) The Cash Amount shall be adjusted downward by the following amounts (without duplication):

(i) an amount equal to all proceeds received by Seller or its Affiliates attributable to the ownership or operation of the RTP Assets from and after the Effective Time up to Closing, including the sale of Hydrocarbons produced from the RTP Assets or allocable thereto, net of reasonable expenses (other than Operating Expenses and other expenses taken into account pursuant to Section 3.2(a)) directly incurred and paid in earning or receiving such proceeds in the ordinary course of business and consistent with past practice, and the amount of all Asset Taxes prorated to Seller in accordance with Section 15.2(c) but paid or payable by Buyer in connection therewith not reimbursed to Seller or its Affiliates, as applicable, by a Third Party purchaser;

(ii) if Buyer makes the election under Section 11.2(d)(i) with respect to a Title Defect, the Title Defect Amount with respect to such finally determined Title Defect;

(iii) if Buyer makes the election under Section 12.1(c)(i) with respect to an Environmental Defect, the Remediation Amount with respect to such finally determined Environmental Defect;

(iv) the Allocated Value of the RTP Assets excluded from the transactions contemplated hereby pursuant to Section 11.2(d)(iii), Section 11.4 or Section 12.1(c)(ii);

(v) an amount equal to all proceeds from sales of Hydrocarbons relating to the RTP Assets and payable to owners of Working Interests, royalties, overriding royalties and other similar interests (in each case) that are held by Seller in suspense as of the Closing Date;

(vi) the amount equal to all negative Imbalances (if any) as of the Effective Time;

(vii) an amount equal to the Tax Partnership PPA; and

(viii) any other amount provided for elsewhere in this Agreement or otherwise agreed upon by Seller and Buyer.

3.3 Preliminary Settlement Statements.

(a) Not less than 5 Business Days prior to the Closing, Seller shall prepare and submit to Buyer for review a draft settlement statement (the “Conger Preliminary Settlement Statement”) that shall set forth the adjustments to the Cash Amount under Section 3.2, reflecting each adjustment made in accordance with this Agreement as of the date of preparation of such Conger Preliminary Settlement Statement and the calculation of the adjustments used to determine such amount, together with the designation of Seller’s accounts for the wire transfers of funds as set forth in Section 9.3(d).

(b) Not less than 5 Business Days prior to the Closing, Buyer shall prepare and submit to Seller for review a draft settlement statement (the “Nora Preliminary Settlement Statement”) that shall set forth the adjustments to the Cash Amount under Section 3.2 of the Nora PSA, reflecting each adjustment made in accordance with the Nora PSA as of the date of preparation of such Nora Preliminary Settlement Statement and the calculation of the adjustments used to determine such amount, together with the designation of Buyer’s accounts for the wire transfers of funds as set forth in Section 9.3(d).

(c) Within 2 Business Days of receipt from Seller of the Conger Preliminary Settlement Statement, Buyer will deliver to Seller a written report containing all changes with the explanation therefor that Buyer proposes to be made to the Conger Preliminary Settlement Statement.

(d) Within 2 Business Days of receipt from Buyer of the Nora Preliminary Settlement Statement, Seller will deliver to Buyer a written report containing all changes with the explanation therefor that Seller proposes to be made to the Nora Preliminary Settlement Statement.

(e) The Conger Preliminary Settlement Statement and the Nora Preliminary Settlement Statement, as agreed upon by the Parties, will be used to adjust the Cash Amount at Closing; provided that if the Parties do not agree upon an adjustment set forth in (a) the Conger Preliminary Settlement Statement, then the amount of such adjustment used to adjust the Cash Amount at Closing shall be that amount set forth in the draft Conger Preliminary Settlement Statement delivered by Seller to Buyer pursuant to this Section 3.3, and (b) the Nora Preliminary Settlement Statement, then the amount of such adjustment used to adjust the Cash Amount at Closing shall be that amount set forth in the draft Nora Preliminary Settlement Statement delivered by Buyer to Seller pursuant to this Section 3.3.

(f) the Cash Amount estimated for the purposes of Closing pursuant to this Section 3.3 that results from the calculations set forth in Section 3.3(e) immediately above shall be the “Closing Cash Amount”.

3.4 Final Settlement Statements.

(a) On or before 120 days after the Closing, a final settlement statement (the “Conger Final Settlement Statement”) will be prepared and delivered to Buyer by Seller based on actual income and expenses during the period from and after the Effective Time until Closing and which takes into account all final adjustments made to the Cash Amount and shows the resulting final Cash Amount with respect to adjustments made under this Agreement (the “Conger Final Adjustment”). The Conger Final Settlement Statement shall set forth the actual proration of the amounts required by this Agreement. Seller shall provide Buyer the reasonable documentation in the possession of Seller or its Affiliate and requested by Buyer to support the actual revenue, expenses and other items for which adjustments are made.

(b) On or before 120 days after the Closing, a final settlement statement (the “Nora Final Settlement Statement”) will be prepared and delivered to Seller by Buyer based on actual income and expenses during the period from and after the Effective Time until Closing and which takes into account all final adjustments made to the Cash Amount and shows the resulting final Cash Amount with respect to adjustments made under the Nora PSA (the “Nora Final Adjustment”). The Nora Final Settlement Statement shall set forth the actual proration of the amounts required by this Agreement. Buyer shall provide Seller the reasonable documentation in the possession of Buyer or its Affiliate and requested by Seller to support the actual revenue, expenses and other items for which adjustments are made.

(c) If the Nora Final Adjustment set forth in the Nora Final Settlement Statement and the Conger Final Adjustment set forth in the Conger Final Settlement Statement are mutually agreed upon by Seller and Buyer, each such Nora Final Adjustment and Conger Final Adjustment, shall be final and binding on the Parties hereto.

(d) As soon as practicable, and in any event within 30 days after the later to occur of the receipt by Buyer of the Conger Final Settlement Statement, or the receipt by Seller of the Nora Final Settlement Statement, Buyer and/or Seller, as applicable shall return to the other Party a written report containing any proposed changes to the Nora Final Settlement Statement or the Conger Final Settlement Statement, as applicable, and an explanation of any such changes and the reasons therefor (the “Dispute Notice”). If either Buyer or Seller do not deliver to the other Party such Dispute Notice within such 30 day period, then the Nora Final Adjustment or the Conger Final Adjustment, as applicable and received by such Party, shall be final and binding on the Parties. If either Buyer or Seller deliver to the other Party any Dispute Notice within such 30 day period, then such Dispute Notice shall be handled in accordance with Section 3.5, below.

(e) Any aggregate difference in the Closing Cash Amount as paid at Closing and the sum of the adjustments to the Cash Amount reflected in the Conger Final Adjustment and the Nora Final Adjustment shall be paid by the owing Party to the owed Party within 10 days after both the Conger Final Adjustment and the Nora Final Adjustment becoming final and binding on the Parties in accordance with either sub-section (c) above, sub-section (d) above or Section 3.5 below. If, after both the Conger Final Adjustment and the Nora Final Adjustment becoming final and binding on the Parties as described immediately above, the Parties are unable within 10 days to agree upon the resulting Cash Amount and such owing Party, then such dispute shall be handled in accordance with Section 3.5. All amounts paid pursuant to this Section 3.4 shall be delivered in United States currency by wire transfer of immediately available funds to the account specified in writing by the relevant Party.

3.5 Disputes. If Seller and Buyer are unable to resolve the matters addressed in the Dispute Notice(s) within 14 Business Days after the delivery of such Dispute Notice(s), each of Buyer and Seller shall upon such 14th Business Day summarize its position with regard to such dispute(s) in a written document of twenty pages or less and submit such summaries to Deloitte or such other Person as the Parties may mutually select (the “Accounting Arbitrator”), together with the Dispute Notice(s), the relevant settlement statements or final adjustments described in Section 3.4, and any other documentation such Party may desire to submit. If Seller and Buyer are unable to determine the Cash Amount resulting from Section 3.4, the Parties shall submit such summaries and materials described in the preceding sentence to the Accounting Arbitrator. Within 20 Business Days after receiving the Parties’ respective submissions, the Accounting Arbitrator shall render a decision choosing either Seller’s position or Buyer’s position with respect to each matter addressed in any Dispute Notice or the calculation of the Cash Amount resulting from Section 3.4, as applicable, based on the materials described above. Any decision rendered by the Accounting Arbitrator pursuant hereto shall result in a final and binding Nora Final Adjustment, Conger Final Adjustment, or a final and binding Cash Amount as the case may be, and shall be final, conclusive and binding on Seller and Buyer and will be enforceable against any of the Parties in any court of competent jurisdiction. The costs of such Accounting Arbitrators shall be borne one-half by Buyer and one-half by Seller. In the event that Deloitte declines to serve as the Accounting Arbitrator and the Parties are unable to mutually agree upon its replacement within 10 days following the date upon which Deloitte provides notice that it will not serve as Accounting Arbitrator, then each Party will nominate a candidate to determine the Accounting Arbitrator, and such candidates so nominated by the Parties shall together determine the Accounting Arbitrator.

3.6 Properties Exhibits / Allocated Values. Exhibit A, in describing the Leases and Wells, is composed of three parts. Part I (Exhibit A-1) lists the Leases; Part II (Exhibit A-2) lists the Wells holding such acreage by production or payment, and, among other things, the Net Revenue Interest and Working Interest of such Wells, each Well’s Allocated Value and the production status of each Well; and Part III (Exhibit A-3) lists the Undeveloped Tracts, the Net Revenue Interest and Working Interest of each such Undeveloped Tract, the Net Acres for each such Undeveloped Tract and their Allocated Value. Further, with respect to any RTP Asset listed on Exhibit A, where there is a possible event, such as a payout of certain costs with respect to a Well or Unit, as described in a Lease, a farmout, one or more other agreements, or an applicable regulatory order, in each case to which the affected Well or Unit is subject, then such Exhibit line item shall specify the “Working Interest After Payout” and “Net Revenue Interest After Payout” of the applicable RTP Asset after the occurrence of the particular event. Buyer and Seller agree that the aggregate of the Allocated Values shall be allocated among the RTP Assets as set forth in Exhibit A-2 or Exhibit A-3, as applicable. The “Allocated Value” for any RTP Asset equals the portion of the aggregate of the Allocated Values allocated to such RTP Asset in Exhibit A-2 or Exhibit A-3, as applicable, and such Allocated Value shall be used in calculating adjustments to the Cash Amount as provided herein.

3.7 Allocation of Consideration for Tax Purposes. Seller and Buyer agree that the portion of the consideration attributable to the RTP Assets and the Assumed Obligations with respect to the RTP Assets and other amounts treated for Tax purposes as consideration (to the extent shown at such time) (collectively, the “Allocable Amount”) shall be allocated among the various RTP Assets for Tax purposes and such allocation shall be made among exchange groups and residual groups within the meaning of Treasury Regulation 1.1031(j)-1(b). The initial draft of such allocations shall be prepared by Seller and shall be provided to Buyer no later than 90 days after the Closing. Seller and Buyer shall then cooperate to prepare a final schedule of the Allocable Amount among the RTP Assets (as adjusted, the “Allocation Schedule”) no later than 30 days after delivery of the Final Conger Settlement Statement. The Allocation Schedule shall be updated to reflect any adjustments to the Allocable Amount. The allocation of the Allocable Amount shall be reflected to the extent required on a completed Internal Revenue Service Form 8594 (RTP Asset Acquisition Statement under Section 1060), which Form will be timely filed separately by Seller and Buyer with the Internal Revenue Service pursuant to the requirements of Section 1060(b) of the Code and Treasury Regulation 1.1060-1(b)(8). Seller and Buyer agree not to take any position inconsistent with the allocations set forth in the Allocation Schedule unless required by applicable Law or with the consent of the other Parties. The Parties further agree that the allocations set forth on the Allocation Schedule will represent reasonable estimates of the fair market values of the RTP Assets described therein.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to the matters specifically listed or disclosed in the Schedules to this Agreement (as added, supplemented or amended pursuant to Section 6.7), RTP represents and warrants to Buyer the following as of the date hereof and the Closing Date unless another date is specified in such representation or warranty in which case such representation or warranty is made only as of such specified date:

4.1 Organization, Existence and Qualification. RTP is a limited liability company duly formed and validly existing under the Laws of the State of Delaware. RTP has all requisite power and authority to own and operate its property (including the RTP Assets) and to carry on its business as now conducted. RTP is duly licensed or qualified to do business as a foreign limited liability company in all jurisdictions in which it carries on business or owns assets and such qualification is required by Law, except where the failure to be so qualified would not have a Material Adverse Effect.

4.2 Authority, Approval and Enforceability. Subject to the authorization of the RRC board of directors described in Section 8.9, (i) RTP has full power and authority to enter into and perform this Agreement and the other Transaction Documents to which it is a party and the transactions contemplated herein and therein, (ii) the execution, delivery and performance by RTP of this Agreement and the other Transaction Documents has been duly and validly authorized and approved by all necessary limited liability company action on the part of RTP and (iii) this Agreement and the other Transaction Documents to which RTP is a party when executed and delivered by RTP will be the valid and binding obligation of RTP and enforceable against RTP in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

4.3 No Conflicts. Subject to the authorization of the RRC board of directors described in Section 8.9 and assuming the receipt of all Required Consents or other consents and approvals from Third Parties in connection with the transactions contemplated hereby and the waiver of, or compliance with, all Preferential Purchase Rights applicable to the transactions contemplated hereby, the execution, delivery and performance by RTP of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated herein and therein does not and will not (a) conflict with or result in a breach of any provisions of the governing documents of RTP, (b) result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any Lease, Applicable Contract, note, bond, mortgage, indenture, license or other material agreement to which RTP is a party or by which RTP or the RTP Assets may be bound or (c) violate any Law applicable to RTP or any of the RTP Assets, except in the case of clauses (b) and (c) where such defaults, Encumbrances, terminations, cancellations, accelerations or violations singly or in the aggregate would not have a Material Adverse Effect.

4.4 Required Consents. Except (a) for compliance with the HSR Act (if applicable), (b) as set forth in Schedule 4.4, (c) for Customary Post-Closing Consents, (d) under Contracts that are terminable upon 60 days or less notice without payment of any fee, and (e) for Preferential Purchase Rights (which, for purposes of ARTICLE IV, are addressed exclusively by Section 4.22), there are no Required Consents.

4.5 Bankruptcy. There are no bankruptcy or receivership proceedings pending, being contemplated by or, to Seller’s Knowledge, threatened in writing against Seller or any Affiliate of Seller.

4.6 Foreign Person. RTP is not a “foreign person” within the meaning of Section 1445 of the Code.

4.7 Litigation. There is no suit, action or litigation by any Person by or before any Governmental Authority, and no arbitration proceedings, (in each case) pending, or to Seller’s Knowledge, threatened in writing, against Seller, that would have a Material Adverse Effect upon the ability of Seller to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

4.8 Material Contracts.

(a) Schedule 4.8 sets forth all Applicable Contracts of the types described below (collectively, the “Material Contracts”):

(i) any Applicable Contract that can reasonably be expected to result in aggregate payments by Seller with respect to the RTP Assets of more than $250,000 during the current or any subsequent fiscal year or more than $1,000,000 over the term of the Applicable Contract (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);

(ii) any Applicable Contract that can reasonably be expected to result in aggregate revenues to Seller with respect to the RTP Assets of more than $250,000 during the current or any subsequent fiscal year or more than $1,000,000 over the term of the Applicable Contract (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);

(iii) any Midstream Contract;

(iv) any indenture, mortgage, loan, credit or sale-leaseback or similar Applicable Contract;

(v) any Applicable Contract that constitutes a lease under which Seller is the lessor or the lessee of real or Personal Property which lease (A) cannot be terminated by

Seller without penalty upon 60 days or less notice and (B) involves an annual base rental of more than $250,000 or a base rental of more than $1,000,000 over the term of the Applicable Contract;

(vi) any farmout agreement, participation agreement, exploration agreement, joint operating agreement, joint venture agreement or similar Applicable Contract;

(vii) any Applicable Contract between Seller and any Affiliate of Seller that will not be terminated prior to Closing;

(viii) any Applicable Contract that contains a non-competition agreement or restriction or any agreement that purports to restrict, limit or prohibit the manner in which, or the locations in which, such party conducts business, including area of mutual interest Contracts;

(ix) any Applicable Contract with an express provision obligating Seller to drill a Well on any of the RTP Assets;

(x) any Applicable Contract that constitutes an arrangement whereby Seller is obligated to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to the RTP Assets at some future time without receiving payment therefor at or after the time of delivery; and

(xi) any Applicable Contract with independent contractors or consultants (or similar arrangements) that are not cancelable without penalty or further payment and without more than 30 days’ notice.

Each Applicable Contract listed or required to be listed in Schedule 4.8 is in full force and effect as to Seller and, to Seller’s Knowledge, each counterparty (excluding any Applicable Contract listed or required to be listed in Schedule 4.8 that terminated before the Effective Time as a result of expiration of its existing term). There exist no material defaults under any Applicable Contract listed or required to be listed in Schedule 4.8 by Seller or, to Seller’s Knowledge, by any other Person that is a party to such Applicable Contract. No event has occurred that with notice or lapse of time or both would constitute a material default under any Applicable Contract listed or required to be listed in Schedule 4.8 by Seller or, to Seller’s Knowledge, by any other Person who is a party to such Applicable Contract. Prior to the Closing Date, Seller has made available to Buyer true and complete copies of each Applicable Contract described or required to be listed in Schedule 4.8 and all amendments thereto. Seller has not received or given any unresolved written notice of default, amendment, waiver, price redetermination, market out, curtailment or termination with respect to any Applicable Contract described or required to be listed in Schedule 4.8.

4.9 No Violation of Laws. Except as set forth in Schedule 4.9 and except where such violations singly or in the aggregate would not have a Material Adverse Effect, Seller is not in violation of any applicable Laws with respect to its ownership and operation of the RTP Assets. This Section 4.9 does not include any matters with respect to Environmental Laws, such matters being addressed exclusively in Section 4.13.

4.10 Royalties; Expenses; Etc. Except for such items that are being held in suspense for which the Cash Amount is adjusted pursuant to Section 3.2(b)(vi) and except as set forth on Schedule 4.10, Seller has paid all royalties, overriding royalties and other burdens on production due by Seller with respect to the RTP Assets. Subject to the foregoing, to the Seller’s Knowledge, no material expenses (including bills for labor, materials and supplies used or furnished for use in connection with the RTP Assets, royalties, overriding royalties and other burdens on production and amounts payable to co-owners of the RTP Assets) are owed and delinquent in payment by any Seller that relate to the ownership or operation of the RTP Assets. Neither Seller nor its Affiliates will retain any interest in the Hydrocarbon production with respect to the RTP Assets (e.g., through retention of a royalty, net profits, or similar interest).

4.11 Imbalances. To Seller’s Knowledge, there are no Imbalances associated with the RTP Assets as of the Effective Time except as set forth on Schedule 4.11.

4.12 Current Commitments. Schedule 4.12 sets forth all authorities for expenditures (“AFEs”) relating to the RTP Assets to drill or rework Wells or for other capital expenditures pursuant to any of the Material Contracts for which all of the activities or commitments anticipated in such AFEs have not been completed by the date of this Agreement.

4.13 Environmental. Except as set forth in Schedule 4.13:

(a) To the Seller’s Knowledge, the RTP Assets have been operated in material compliance with all applicable Environmental Laws and with all terms and conditions of all environmental Permits, except for prior instances of non-compliance that have been resolved to the satisfaction of applicable Governmental Authorities with jurisdiction over such matters.

(b) There are no outstanding civil, criminal or administrative actions, lawsuits, litigation, written claims or hearings relating to an alleged breach of Environmental Laws on or with respect to the RTP Assets relating to the operations of Seller, and the Seller has not received any written notice of any material environmental claim, demand, filing, investigation, administrative proceeding, action, suit or other legal proceeding relating to the RTP Assets (an “Environmental Claim”) or written notice of any alleged material violation or non-compliance with any Environmental Law or of material non-compliance with the terms or conditions of any environmental Permits related to the RTP Assets or Seller’s ownership or operation of any thereof.

(c) To the Seller’s Knowledge, there has been no release or discharge at any of the RTP Assets of any hazardous or toxic material, substance, chemical or waste identified, defined or regulated as such under any Environmental Law such as to cause a condition or circumstance that would reasonably be expected to result in a material Environmental Claim or Environmental Condition, or otherwise result in a material violation of any Environmental Law.

(d) The representations and warranties in this Section 4.13 are the only representations and warranties being made by Seller with respect to environmental matters.

4.14 Asset Taxes. Except as disclosed in Schedule 4.14:

(a) all Asset Taxes that have become due and payable have been properly paid;

(b) all returns with respect to Asset Taxes that are required to be filed by the owner of the RTP Assets have been filed;

(c) there are no Encumbrances for Taxes (including any interest, fine, penalty or additions to Tax imposed by a Taxing Authority in connection with such Taxes) on the RTP Assets, other than statutory liens for current Taxes not yet due;

(d) Seller has not received written notice of any pending claim against it (which remains outstanding) from any applicable Taxing Authority for assessment of Asset Taxes and, to Seller’s Knowledge, no such claim has been threatened;

(e) no audit, administrative, judicial or other proceeding with respect to Asset Taxes has been commenced or is presently pending; and

(f) any RTP Assets required to be listed by Seller on a property tax roll have been properly listed on the appropriate property tax rolls, and no such RTP Assets contain omitted property.

4.15 Tax Partnerships; Natural Resource Recapture Property.

(a) Except as provided in Schedule 4.15, none of the RTP Assets is held by or is subject to any contractual arrangement, that is classified as a partnership (or other entity) for United States federal Tax purposes (a “Tax Partnership”) and no transfer of any part of the RTP Assets pursuant to this Agreement will be treated as a transfer of an interest or interests in any such partnership, and, to the extent that any of the RTP Assets are deemed by agreement or applicable Law to be held by a partnership for federal Tax purposes, each such partnership has or shall have in effect an election under Section 754 of the Code that will apply with respect to the acquisition by Buyer of the RTP Assets. With respect to any such Tax Partnership an interest in which is an RTP Asset, (i) there is no agreement to make any material adjustment pursuant to Section of 481(a) of the Code (or any similar provision of foreign, state or local law or any predecessor provision) by reason of any change in any accounting method or by reason of any installment sale or open transaction, and there is no application pending with any Taxing Authority requesting permission for any changes in any accounting method, (ii) there is no agreement or arrangement with any Taxing Authority that requires Seller to take any action or to refrain from taking any action, (iii) there is no closing agreement (as defined in Section 7121 of the Code) or any similar provision of any state, local or foreign law, (iv) the transactions contemplated by this Agreement will not cause a termination of such Tax Partnership pursuant to Section 708(b)(1)(B) of the Code other than a Tax Partnership, with respect to which the relevant parties will elect out of Subchapter K (to the extent applicable) and terminate the applicable tax partnership agreement, in each case, effective prior to the Closing Date, (v) there is no claim pending by another joint venturer with respect to such Tax Partnership’s tax partnership agreement and no such claim can be made due to the transactions contemplated by this Agreement, and (vi) if liquidated as of the Closing Date in accordance with each partner’s capital account balances, such Tax Partnership would distribute with respect to such RTP Asset an amount greater than or equal to such RTP Asset’s fair market value. Seller has treated the RTP Assets associated with the entities set forth on Schedule 4.15 as undivided Working Interest and not as a Tax Partnership; further, to Seller’s Knowledge no Third Party is currently treating such RTP Assets as a Tax Partnership.

(b) The Leases constitute “natural resource recapture property” within the meaning of Treasury Regulation §1.1254-1(b)(2).

4.16 Brokers’ Fees. Seller has incurred no Liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer, any Affiliate of Buyer shall have any responsibility.

4.17 Suspense Funds. Schedule 4.17 lists (a) all funds held in suspense by Seller as of the date hereof that are attributable to the RTP Assets, (b) a description of the source of such funds and the reason they are being held in suspense, and (c) if known, the name(s) of the Person(s) claiming such funds or to whom such funds are owed.

4.18 Wells. Except as disclosed on Schedule 4.18, there are no Wells that (i) are subject to an order from any Governmental Authority requiring that such Well be plugged and abandoned; (ii) have been plugged and abandoned but have not been plugged in accordance with all applicable requirements of each Governmental Authority having jurisdiction over such Well; (iii) are not properly permitted by the Governmental Authority having jurisdiction thereover; (iv) have been produced in excess of allowables allocated thereto by the Governmental Authority having jurisdiction thereover; (v) Seller has plugged or abandoned or will plug or abandon prior to Closing that has resulted or will result in a lease expiration; and (vi) are dry holes, or shut-in or otherwise inactive, located on the Leases or on Lands pooled or unitized therewith, except for Wells that have been lawfully plugged and abandoned. As of the date of this Agreement, the production status of each Well in the column of Exhibit A-2 titled “RESCAT” is true and correct. To Seller’s Knowledge, except as set forth on Schedule 4.18, Seller has not elected to participate, and does not plan on participating, in any operation or activity proposed with respect to the RTP Assets which could result in any of the RTP Assets becoming subject to a reduction, penalty or forfeiture, except to the extent reflected in the Net Revenue Interest and Working Interest columns set forth in Exhibit A-2 and Exhibit A-3.

4.19 Repair. Except as disclosed on Schedule 4.19, all currently producing Wells and equipment are in an operable state of repair adequate to maintain normal operations in accordance with past practices, ordinary wear and tear excepted.

4.20 Title to Real Estate. Seller has good and marketable fee simple title to, or a valid leasehold or easement interest in the RTP Assets listed on Exhibit K, in each case free and clear of any liens, adverse claims and other matters affecting Seller’s title to, possession and use of such property, except for: (i) liens and Encumbrances set forth on Schedule 4.20 and (ii) Permitted Encumbrances.

4.21 Insurance. Schedule 4.21 sets forth a list of the material insurance policies held by Seller with respect to the RTP Assets. Such policies are in full force and effect, and Seller has not (a) received written notice of any pending or threatened termination of such policies or

(b) received any notice from the insurer under any such insurance policy relating to the RTP Assets disclaiming coverage in any material amount, reserving rights with respect to a material claim or such policy in general, or canceling or materially amending any such policy.

4.22 Preferential Purchase Rights. Except as disclosed on Schedule 4.22-1 or Schedule 4.22-2, there are no Preferential Purchase Rights.

4.23 Leases. Exhibit A-1 and Exhibit A-3 set forth a complete list of all Leases and Undeveloped Tracts. Except as specified in Schedule 4.23, to Seller’s Knowledge: (i) all bonuses and rentals and other material payments or obligations due under the Leases have been properly and timely paid (except for royalty payments (which are addressed in Section 4.10)), (ii) there is no material default under any of the Leases, (iii) each of the Leases and Undeveloped Tracts is held by production; (iv) Seller has not received written notice from a lessor of any requirements or demands to drill additional wells on any of the Leases, which requirements or demands have not been resolved in writing, (v) no party to any Lease or any successor to the interest of such party has filed or, to the Knowledge of Seller, threatened to file any action to terminate, cancel, rescind or procure judicial reformation of any Lease and (vi) no Lease contains an express provision obligating Seller to drill a Well on, or pay any bonuses, rentals or other material payments or obligations with respect to, (except for royalty payments (which are addressed in Section 4.10)) any of the RTP Assets within 12 months of the Closing Date.

4.24 Bonds. Schedule 4.24 lists all of the bonds or other security related to the RTP Assets posted by Seller or any Seller Affiliate.

4.25 Permits. On the Closing Date, to the Seller’s Knowledge, the Seller will have all licenses, orders, franchises, registrations and permits of all Governmental Authorities required to permit the operation of the RTP Assets as presently operated by the Seller (the “Permits”) and each will be in full force and effect and will have been duly and validly issued, except where the absence of which, singly or in the aggregate, would not have a Material Adverse Effect. To the Seller’s Knowledge, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any revocation, cancellation, suspension or modification of any such Permit except (a) those Permits issued in the name of the Seller that are not transferable under Law, or (b) where such revocation, cancellation, suspension or modification would not have a Material Adverse Effect. To the Seller’s Knowledge, on the Closing Date, there will be no outstanding violation of any of its Permits singly or in the aggregate that would have a Material Adverse Effect.

4.26 Rights-Of-Way. Except as listed on Schedule 4.26, all Rights-Of-Way (other than with respect to Permits, which for purposes of ARTICLE IV, are addressed exclusively by Section 4.25) (i) are valid and enforceable, except as the enforceability thereof may be affected by bankruptcy, insolvency or other Laws of general applicability affecting the rights of creditors generally or principles of equity and (ii) grant all the material rights purported to be granted thereby and all rights necessary thereunder for the RTP Assets as operated immediately before the Effective Time, except where the failure of any such Right-Of-Way to be valid and enforceable or to grant the rights purported to be granted thereby or necessary thereunder would not reasonably be expected to materially impair the value of the RTP Assets taken as a whole.

4.27 Asset-Related Litigation. Except as set forth in Schedule 4.27, there is no suit, action or litigation by any Person by or before any Governmental Authority, and no arbitration proceedings, (in each case) pending, or to Seller’s Knowledge, threatened in writing, against Seller (with respect to the RTP Assets).

4.28 Employee Matters.

(a) Seller has provided Buyer with a list and summary or overview of all employee benefit plans and other employment and benefit plans, programs and arrangements, including all “employee benefit plans” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), that cover or provide compensation or benefits to any current employees that operate or maintain the RTP Assets (each, an “Operating Employee”) that are maintained by, contributed to, or required to be contributed to by (i) Seller or (ii) an ERISA Affiliate (each, a “Seller Benefit Plan”). For purposes of this Agreement, an “ERISA Affiliate” means each trade or business (whether or not incorporated) that together with Seller would be deemed to be a “single employer” within the meaning of Section 4001 of ERISA or Section 414 of the Code. Each Seller Benefit Plan intended to be qualified under Code Section 401(a) is and has been so qualified and is and has been maintained in compliance with its terms and the provisions of all applicable laws, rules and regulations, including ERISA and the Code.

(b) Neither Seller nor any ERISA Affiliate sponsors, maintains, or contributes to, or has sponsored, maintained, contributed to or been required to contribute to, a “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or a plan subject to Title IV of ERISA or Section 412 of the Code. No liability under Title IV or Section 302 of ERISA has been incurred by Seller or any ERISA Affiliate, and no condition exists that presents a risk to Seller or any ERISA Affiliate of incurring any such liability.

(c) All obligations of Seller and its ERISA Affiliates to pay compensation and benefits to its current and former employees, to make contributions to Seller Benefit Plans and to satisfy any and all related Taxes or other obligations have been satisfied in full, and the transactions contemplated by this Agreement will not, either alone or in combination with any other event, result in Buyer having any liability under or related to the Seller Benefit Plans and will not accelerate vesting or increase the payments due to any employee of Seller.

(d) Seller is not a party to any employment agreement or contract with respect to any Operating Employee which cannot be terminated at will by Seller without payment or liability.

(e) Seller is not a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to the Operating Employees. None of the Operating Employees is represented by a labor union or employed pursuant to a collective bargaining agreement.

(f) There are no complaints, charges or claims against Seller pending or, to the knowledge of Seller, threatened that could be brought by or filed with any Governmental Authority or based on, arising out of, in connection with or otherwise relating to the employment or termination of employment or failure to employ by Seller, of any Operating Employee who provides assistance in operating or maintaining the RTP Assets that would reasonably be expected to result in any Liability to Seller. There is no judgment, order, decree or injunction involving Seller or its Affiliates with respect to any current or former Operating Employees or the terms and conditions of employment of any Operating Employee. There are no strikes, work stoppages, work slowdowns or lockouts pending or, to Seller’s knowledge, threatened by or on behalf of any Operating Employee.

(g) Seller has not effectuated within the last 12 months a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101, et seq., as amended, or any similar foreign, state or local Law, regulation or ordinance (collectively, the “WARN Act”)) with respect to the RTP Assets, effectuated a “mass layoff” (as defined in the WARN Act) affecting the RTP Assets, or violated the WARN Act.

(h) As of the date of this Agreement, no Person is engaged by the Seller as an independent contractor or in any other non-employee capacity with respect to the RTP Assets.

ARTICLE V

BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants to Seller the following as of the date hereof and the Closing Date unless another date is specified in such representation or warranty in which case such representation or warranty is made only as of such specified date:

5.1 Organization, Existence and Qualification. Buyer is a Delaware limited liability company duly formed and validly existing under the Laws of the jurisdiction of its formation and Buyer has all requisite power and authority to own and operate its property and to carry on its business as now conducted. Buyer is duly licensed or qualified to do business as a foreign corporation in all jurisdictions in which it carries on business or owns assets and such qualification is required by Law except where the failure to be so qualified would not have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement. As of Closing, Buyer will be duly licensed or qualified to do business in Texas.

5.2 Authority, Approval and Enforceability. Subject to the authorization of the EQT Corp board of directors described in Section 7.9, (i) Buyer has full power and authority to enter into and perform this Agreement and the other Transaction Documents to which it is a party and the transactions contemplated herein and therein, (ii) the execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents have been duly and validly authorized and approved by all necessary corporate action on the part of Buyer and (iii) this Agreement and the other Transaction Documents to which Buyer is a party when executed and delivered by Buyer will be, the valid and binding obligation of Buyer and enforceable against Buyer in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

5.3 No Conflicts. Subject to the authorization of the EQT Corp board of directors described in Section 7.9, and assuming receipt of all consents and approvals from Third Parties in connection with the transactions contemplated by this Agreement, the execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated herein and therein will not (a) conflict with or result in a breach of any provisions of the organizational or other governing documents of Buyer, (b) result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or other agreement to which Buyer is a party or by which Buyer or any of its property may be bound or (c) violate any Law applicable to Buyer or any of its property, except in the case of clauses (b) and (c) where such default, Encumbrance, termination, cancellation, acceleration or violation would not have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

5.4 Consents. Except for compliance with the HSR Act (if applicable), there are no consents or other restrictions on assignment, including requirements for consents from Third Parties to any assignment (in each case) that Buyer is required to obtain in connection with the transfer of the RTP Assets from Seller to Buyer or the consummation of the transactions contemplated by this Agreement by Buyer.

5.5 Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Buyer’s knowledge, threatened in writing against Buyer or any Affiliates of Buyer.

5.6 Litigation. There is no suit, action or litigation by any Person by or before any Governmental Authority, and no arbitration proceedings, (in each case) pending, or to Buyer’s knowledge, threatened in writing, against Buyer, that would have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

5.7 Financing. Buyer has, and Buyer shall have as of the Closing, sufficient cash in immediately available funds with which to pay the Cash Amount, consummate the transactions contemplated by this Agreement and perform its obligations under this Agreement and the other Transaction Documents.

5.8 Regulatory. As of Closing, Buyer shall be qualified to own oil, gas and mineral leases in all jurisdictions where the RTP Assets are located, and the consummation of the transactions contemplated by this Agreement will not cause Buyer to be disqualified as such an owner. To the extent required by any applicable Laws, as of Closing, Buyer will continue to maintain, lease bonds and any other surety or similar bonds as may be required by, and in accordance with, all applicable Laws governing the ownership of the RTP Assets and as of Closing Buyer shall file any and all required reports necessary for such ownership with all Governmental Authorities having jurisdiction over such ownership, except where such failures by Buyer would not, individually or in the aggregate, have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement.

5.9 Independent Evaluation. Buyer is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities. In making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer except to the extent of Seller’s express representations and warranties in ARTICLE IV hereof, in the Assignment and Bill of Sale, in the Special Warranty Deed, or in the certificate delivered by Seller at Closing pursuant to Section 9.3(h), (a) has relied or shall rely solely on its own independent investigation and evaluation of the RTP Assets and the advice of its own legal, Tax, economic, environmental, engineering, financial, geological and geophysical advisors and the express provisions of this Agreement and not on any comments, statements, projections or other materials made or given by any representatives, consultants or advisors of Seller, and (b) has satisfied or shall satisfy itself through its own due diligence as to the environmental and physical condition of and contractual arrangements and other matters affecting the RTP Assets.

5.10 Brokers’ Fees. Buyer has incurred no Liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Seller or Seller’s Affiliates shall have any responsibility.

5.11 Accredited Investor. Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended, and will acquire the RTP Assets for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act of 1933, as amended, and the rules and regulations thereunder, any applicable state blue sky Laws or any other applicable securities Laws.

ARTICLE VI

CERTAIN AGREEMENTS

6.1 Conduct of Business .

(a) Except (x) as set forth in Schedule 6.1, (y) for the operations covered by the AFEs and other capital commitments described in Schedule 4.12, and (z) as expressly contemplated by this Agreement or as expressly consented to in writing by Buyer (which consent shall not be unreasonably delayed, withheld or conditioned), Seller shall, from and after the date hereof until the Closing:

(i) operate, or cause to be operated, the RTP Assets in the usual, regular and ordinary manner consistent with past practice;

(ii) use its reasonable efforts to preserve its relationships with licensors, suppliers, dealers, customers and others having business relationships with Seller in connection with the RTP Assets;

(iii) use commercially reasonable efforts, other than the payment of money (unless Buyer has agreed to pay such money), to obtain all Required Consents and waivers with respect to Preferential Purchase Rights prior to Closing and to give notices required in connection with Required Consents and Preferential Purchase Rights within 10 days after the date hereof;

(iv) use commercially reasonable efforts, other than the payment of money (unless Buyer has agreed to pay such money), to assign, or cause its Affiliates to assign (including seeking consents to assign) to Buyer or its designee all of Seller’s right, title and interest in and to each Midstream Contract, in form and substance reasonably satisfactory to Buyer;

(v) give prompt written notice to Buyer of any material damage or destruction of any of the RTP Assets or written notice of any material violation of Law or claim received or made with respect to the RTP Assets; and

(vi) maintain, or cause to be maintained, the books of account and Records relating to the RTP Assets in the usual, regular and ordinary manner and in accordance with the usual accounting practices of each such Person.

(b) Except (x) as set forth in Schedule 6.1, (y) for the operations covered by the AFEs and other capital commitments described in Schedule 4.12, and (z) as expressly contemplated by this Agreement or as expressly consented to in writing by Buyer (which consent shall not be unreasonably delayed, withheld or conditioned), Seller shall, from and after the date hereof until the Closing:

(i) not (A) enter into an Applicable Contract that, if entered into on or prior to the date of this Agreement, would be required to be listed in a Schedule attached to this Agreement, or (B) materially amend or assign, or waive any material rights under any Material Contract;

(ii) not transfer, sell, mortgage, pledge, grant a Preferential Purchase Right or dispose of any material portion of the RTP Assets other than the (A) sale and/or disposal of Hydrocarbons in the ordinary course of business and (B) sales of equipment that is no longer necessary in the operation of the RTP Assets or for which replacement equipment has been obtained;

(iii) not enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any real property lease, easement, right of way or any other Material Contract or Lease; provided, however, nothing herein will prevent Seller from entering into, amending or modifying contracts or real property leases, easements or rights of way in the ordinary course of business consistent with past practice;

(iv) not terminate or waive any right in respect of the RTP Assets, other than in the ordinary course of business consistent with past practice;

(v) not increase the salary or other cash compensation or benefits of any Operating Employees, except in the ordinary course of business and consistent with past practice; and

(vi) not commit to do any of the foregoing.

(c) Without expanding any obligations which Seller may have to Buyer or limiting any of Seller’s obligations or Buyer’s remedies elsewhere in this Agreement, it is expressly agreed that Seller shall never have any Liability to Buyer with respect to the operation of any of the RTP Assets greater than that which it might have as the operator to a non-operator under the applicable operating agreement (or, in the absence of such an agreement, under the AAPL 610 (1989 Revision) form Operating Agreement), IT BEING RECOGNIZED THAT, UNDER SUCH AGREEMENTS AND SUCH FORM, THE OPERATOR IS NOT RESPONSIBLE FOR ITS OWN NEGLIGENCE, AND HAS NO RESPONSIBILITY OTHER THAN FOR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(d) Buyer acknowledges Seller owns undivided interests in certain of the properties comprising the RTP Assets that it is not the operator thereof, and Buyer agrees that the acts or omissions of the other Working Interest owners (including the operators) who are not Seller or any Affiliates of Seller shall not constitute a breach of the provisions of this Section 6.1, nor shall any action required by a vote of Working Interest owners constitute such a breach so long as Seller has voted its interest in a manner that complies with the provisions of this Section 6.1.

6.2 Successor Operator. While Buyer acknowledges that it desires to succeed Seller or Seller’s Affiliate as operator of those RTP Assets or portions thereof that Seller or Seller’s Affiliate may presently operate, Buyer acknowledges and agrees that Seller cannot and does not covenant or warrant that Buyer shall become successor operator of the same because the RTP Assets or portions thereof may be subject to operating or other agreements that control the appointment of a successor operator. Seller agrees, however, that as to the RTP Assets that Seller or Seller’s Affiliate operates, it shall use its commercially reasonable efforts to support Buyer’s efforts to become successor operator (to the extent permitted under any applicable joint operating agreement), effective as of the Closing (at Buyer’s sole cost and expense), and to designate and/or appoint by assignment, to the extent legally possible and permitted under the Applicable Contracts, Buyer as successor operator effective as of the Closing. In furtherance of the foregoing, as soon as reasonably practicable but no later than 10 Business Days after the date hereof, Seller shall send notices (in form and substance reasonably acceptable to Buyer) to all co-owners of the RTP Assets that Seller or any of its Affiliates currently operates indicating that it, its Affiliate, is resigning as operator contingent upon and effective at Closing, and nominating and recommending Buyer (or a Buyer Affiliate designated by Buyer) as successor operator. As soon as reasonably practicable after Closing, Seller shall or shall cause its applicable Affiliate to execute and deliver forms prescribed by the applicable Governmental Authorities to transfer status of operatorship of those RTP Assets which Seller or its Affiliate operates from Seller or its Affiliate to Buyer or Buyer’s designee.

6.3 HSR Act. If applicable, within 5 Business Days following the execution by Buyer and Seller of this Agreement, Buyer and Seller will each prepare and simultaneously file with the DOJ and the FTC the notification and report form required for the transactions contemplated by this Agreement by the HSR Act and request early termination of the waiting period thereunder. Buyer and Seller agree to respond promptly to any inquiries from the DOJ or the FTC concerning such filings and to comply in all material respects with the filing requirements of the HSR Act. Buyer and Seller shall cooperate with each other and, subject to the terms of the Confidentiality Agreement, shall promptly furnish all information to the other Party that is necessary in connection with Buyer’s and Seller’s compliance with the HSR Act. Buyer and Seller shall keep each other fully advised with respect to any requests from or communications with the DOJ or FTC concerning such filings and shall consult with each other with respect to all responses thereto. Each of Seller and Buyer shall use its reasonable efforts to take all actions reasonably necessary and appropriate in connection with any HSR Act filing to consummate the transactions consummated hereby and the filing fees associated with any such HSR Act filing shall be borne equally by Seller and Buyer.

6.4 Governmental Bonds. Buyer acknowledges that none of the bonds, letters of credit and guarantees, if any, posted by Seller or its Affiliates with Governmental Authorities and relating to the RTP Assets are transferable to Buyer. On or before the Closing Date, Buyer shall obtain replacements for the bonds, letters of credit and guarantees set forth on Schedule 4.24, to the extent such replacements are necessary for Buyer’s ownership of the RTP Assets as of the Closing Date, and provide Seller evidence of same.

6.5 Record Retention. Buyer, for a period of 5 years following the Closing, will (a) retain the Records and (b) provide Seller, its Affiliates and its and their officers, employees and representatives with access to the Records (to the extent that Seller has not retained the original or a copy) during normal business hours for review and copying at Seller’s expense for the purposes: of (i) preparing and delivering any accounting provided under this Agreement and adjusting, prorating and settling the charges and credits provided in this Agreement; (ii) complying with any Law, rule or regulation affecting Seller’s interest in the RTP Assets prior to the Closing Date; (iii) preparing any audit of the books and records of any Third Party relating to Seller’s interest in the RTP Assets prior to the Closing Date, or responding to any audit prepared by such Third Parties; (iv) preparing tax returns; (v) responding to or disputing any tax audit; or (vi) asserting, defending or otherwise dealing with any claim, lawsuit or dispute pertaining to the RTP Assets or arising under this Agreement. Seller agrees to use all reasonable efforts, but without any obligation to incur any cost or expense in connection therewith, to cooperate with Buyer’s efforts to obtain access to files, records and data relating to the RTP Assets not provided by Seller which are in the possession of any Third Party operator of any of the RTP Assets.

6.6 Notifications. A Party that discovers that any representation or warranty made by either Party is, becomes or will be untrue in any material respect on or before the Closing Date will notify the other Party; provided, however, that failure by a Party to provide such notice does not affect that Party’s remedies or the other Party’s obligations under this Agreement.

6.7 Amendment of Schedules. Buyer agrees that, with respect to the representations and warranties of Seller contained in this Agreement, Seller shall have the continuing right until 10 Business Days before May 31, 2014, to add, supplement or amend the Schedules to its representations and warranties with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement or thereafter, would have been required to be set forth or described in such Schedules. For purposes of determining whether the conditions set forth in ARTICLE VII have been fulfilled, the Schedules to Seller’s representations and warranties contained in this Agreement shall be deemed to include that information contained therein after any such addition, supplement or amendment thereto made in accordance with this Section. For all other purposes of this Agreement, including for purposes of determining whether Buyer is entitled to make an indemnity claim under Section 13.2 or any other provision of this Agreement, the Schedules to Seller’s representations and warranties contained in this Agreement shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude all information contained in any addition, supplement or amendment thereto.

6.8 Transition Services. From and after Closing, Seller will or will cause its Affiliate to (a) operate those RTP Assets that Seller or Seller’s Affiliate, as applicable, currently operates and (b) provide to Buyer certain other services relating to the RTP Assets pursuant to the terms of a transition services agreement substantially in the form of Exhibit I (the “Transition Services Agreement”).

6.9 Enforcement of Third Party Warranties, Guarantees, and Indemnities. Seller agrees that, to the extent pertaining to the RTP Assets as of the Effective Time and relating to the period from and after the Effective Time, at Buyer’s request, Seller shall use its reasonable efforts to enforce, for the benefit of Buyer, at Buyer’s cost, expense and direction, all of Seller’s rights against Third Parties under any warranties, guarantees, or indemnities given by such Third Parties with respect to the RTP Assets.

6.10 Exclusivity. Until the earlier of Closing or the termination of this Agreement pursuant to Section 14.1:

(a) Seller shall not, and shall cause its Affiliates and Representatives (and its and their respective directors, officers and employees) not to, directly or indirectly (i) encourage, initiate, solicit or facilitate any Alternate Transaction or any inquiries or the making of any proposal that constitutes or reasonably could be expected to lead to an Alternate Transaction, (ii) initiate or participate in any discussions (other than to respond negatively) or negotiations regarding, or furnish to any Person (other than the Buyer’s Representatives) any information with respect to, or otherwise cooperate with any Person in any way with respect to any Alternate Transaction or (iii) enter into any contract or agreement (including any letter of intent or confidentiality agreement) with respect to any Alternate Transaction; and

(b) Seller shall (i) make each of its Affiliates and Representatives (and its and their respective directors, officers and employees) aware of the covenants contained in this Section, and (ii) promptly notify Buyer of the receipt by Seller or its Affiliates of any written inquiries or proposals constituting a potential Alternate Transaction.

6.11 Insurance. Following the Closing and upon prior written notice from Buyer, Seller shall take all reasonable actions to pursue any claims under any insurance policies for which Buyer has paid (or is responsible for) any premium or cost under Section 2.3 (and Buyer shall provide Seller with its reasonable cooperation in connection with such actions) to allow Buyer, to the extent such insurance policies have not been (or cannot be) assigned to Buyer, to benefit from any insurance proceeds payable to Seller as a named insured or with respect to the RTP Assets, for any period from and after the Effective Time.

6.12 Employee Matters.

(a) None of the Operating Employees are obligated under any contract with Seller or its Affiliates, nor subject to any judgment, decree or order of any court or administrative agency, that would prevent such Operating Employee from performing services for Buyer or its Affiliates. Neither Seller, nor any of its Affiliates, has received written notice from any Operating Employee or group of Operating Employees, that such Person or group intends to terminate employment and, to the Knowledge of Seller, no Operating Employee or group of

Operating Employees intends to terminate employment. As soon as administratively practicable after the date of this Agreement, Seller shall provide to Buyer a list that sets forth the names, titles, annual salaries, other compensation and date of hire and leave status as of such date of all of the Operating Employees.

(b) Prior to the Closing, provided they are actively at work as of the Closing, Buyer shall, or shall cause its Affiliates to, offer employment to the Operating Employees (such Persons who accept such offer, the “Transferred Employees”) on such terms and conditions of employment that would apply to similarly situated employees of Buyer or its Affiliates; provided, however, that the terms and conditions of each such offer of employment shall provide each Transferred Employee as of the Closing Date, for a period ending on the earlier of (x) the first anniversary of the Closing Date or (y) the date of termination of such Transferred Employee’s employment with Buyer or one of its Affiliates, with (i) compensation (e.g., base salary or wage rate and short-term variable compensation) with a value not less than that provided to the Operating Employee as of immediately before the Closing Date and (ii) other employee benefits (excluding any payments or benefits specifically contingent upon the consummation of the Closing, retention bonus payments and equity compensation) substantially no less favorable in the aggregate than those provided to the Operating Employee as of the Closing Date. Notwithstanding the foregoing, nothing herein shall interfere with the rights or obligations of Buyer or its Affiliates to make such changes as are necessary to conform with applicable Law. Operating Employees who receive an offer of employment from Buyer or any of its Affiliates will have at least five days (or such longer period as required by applicable Law, if any) to accept or reject the offer of employment. Unless otherwise required by applicable Law, all Transferred Employees shall be employed “at will” and thus Buyer or its Affiliates may terminate the employment of any such employees at any time after the Closing Date. Any Operating Employee who would be a Transferred Employee but for being absent from work as of the Closing Date due to short-term disability or an authorized leave of absence and who returns to work within 90 days of the Closing Date, shall be offered employment as described above in this Section 6.12(b), commencing on the date he or she returns to active employment. Notwithstanding the foregoing, Buyer and its Affiliates shall have no obligation to effect the hiring of any Persons who are absent from work as of the Closing due to short-term disability or an authorized leave of absence and who do not return to work within 90 days of the Closing Date and any such employees shall not be Transferred Employees.

(c) For each Transferred Employee, (i) Buyer or its Affiliate, if applicable, shall credit years of service with Seller or any of its Affiliates as determined from the date of hire for such Operating Employee for purposes of determining eligibility and vesting (excluding any benefit accrual under any benefit plans or arrangements) under any benefit plans or arrangements of Buyer or its Affiliate, if applicable, currently in place or later adopted; provided, however, in order to prevent duplicative credit for vacation time, Buyer shall not be required to credit vacation for the 2014 calendar year to the extent that the Transferred Employee has used or been paid for such vacation time by Seller or any of its Affiliates, and (ii) Buyer shall (or shall cause its Affiliate to) waive any pre-existing condition limitation and eligibility waiting period under any benefit plans or arrangements that is a group health plan in which any such Transferred Employees are eligible to participate following the Closing Date, and shall give full credit for all co-payments, out-of-pocket maximums and deductibles satisfied prior to the Closing in the same plan year as if there had been a single continuous employer.

(d) Seller shall be exclusively responsible for complying with the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) with respect to the Transferred Employees and their qualified beneficiaries by reason of any such employees’ termination of employment with Seller, and Buyer shall not have any obligation or liability to provide rights under COBRA on account of any such termination of employment.

(e) Without limiting the foregoing, for a period of one year following the Closing Date, Buyer shall provide, or shall cause to be provided, to each Transferred Employee who suffers a qualifying termination of employment with severance benefits in accordance with Buyer’s severance plan, program or practice as in effect immediately prior to the Closing Date (as set forth in Schedule 6.12(e)). For any Transferred Employee who suffers such a qualifying termination described in the previous sentence during the 90-day period immediately following the Closing Date and receives severance benefits from Buyer, upon submission from Buyer to Seller of (i) the wavier and release signed by the Transferred Employee, (ii) evidence of the severance amount paid by Buyer, and (iii) such other documentation as reasonably requested by Seller no later than 20 days after receiving a copy of the waiver, then as soon as administratively practicable after receipt of such documentation, Seller shall reimburse Buyer for such severance amount; provided, however, that the amount of all severance reimbursements under this Section 6.12(e), regardless of the number of qualifying terminations, shall not exceed $500,000 in the aggregate.

(f) The provisions of this Section 6.12 are solely for the benefit of the Parties to this Agreement, and no employee or former employee of Seller, Buyer or their respective Affiliates shall be regarded for any purpose as a Third Party beneficiary of this Agreement.

ARTICLE VII

BUYER’S CONDITIONS TO CLOSING

The obligations of Buyer to consummate the transactions provided for herein are subject, at the option of Buyer, to the fulfillment by Seller or waiver by Buyer, on or prior to the Closing, of each of the following conditions:

7.1 Representations. The representations and warranties of Seller set forth in Article V that are: (a) qualified by the term “material” or contain terms such as “Material Adverse Change,” “material adverse effect” or other terms or Dollar amounts of similar import or effect (whether or not capitalized) shall be true and correct as of the Closing Date as though such representations and warranties were made at such time (except to the extent that a representation specifically relates exclusively to an earlier date, in which case as of such earlier date), and (b) not so qualified shall be true and correct in all material respects as of the Closing Date as though such representations and warranties were made at such time (except to the extent that a representation specifically relates exclusively to an earlier date, in which case as of such earlier date).

7.2 Performance. Seller shall have materially performed or complied with all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by Seller is required prior to or at the Closing Date.

7.3 No Legal Proceedings. No material suit, action or other proceeding by any Third Party shall be pending before any Governmental Authority (a) seeking to restrain, prohibit, enjoin or declare illegal, or (b) seeking substantial damages in connection with, the transactions contemplated by this Agreement.

7.4 Title Defects and Environmental Defects. The sum of (a) all Title Defect Amounts reasonably determined by Buyer under Section 11.2(f) prior to the Closing, less the sum of all Title Benefit Amounts reasonably determined by Seller under Section 11.2(h) prior to Closing, plus (b) all Remediation Amounts for Environmental Defects reasonably determined by Buyer prior to the Closing, plus (c) the Allocated Values for all RTP Assets affected as of Closing by Required Consents or Preferential Purchase Rights not received by Closing, shall be less than 15% of the aggregate of the Allocated Values.

7.5 HSR Act. If applicable, (a) the waiting period under the HSR Act applicable to the consummation of the transactions contemplated hereby shall have expired, (b) notice of early termination shall have been received, or (c) a consent order issued (in form and substance satisfactory to Seller) by or from applicable Governmental Authorities.

7.6 Closing Deliverables. (a) Seller shall have delivered to Buyer the officer’s certificate described in Section 9.3(h), and (b) Seller shall be ready, willing and able to deliver to Buyer at the Closing the other documents and items required to be delivered by Seller under Section 9.3.

7.7 Closing Condition Preferential Purchase Rights. Seller will have obtained a waiver, to Buyer’s reasonable satisfaction, for the Closing Condition Preferential Purchase Rights; provided that if Buyer chooses, in its sole discretion, to waive the closing condition in this Section 7.7, with respect to any Closing Condition Preferential Purchase Right, such Closing Condition Preferential Purchase Right will be treated for purposes of Section 11.4 as a Preferential Purchase Right.

7.8 Nora PSA Conditions. All conditions precedent to the closing of the transactions contemplated by the Nora PSA shall have been satisfied or waived pursuant to the Nora PSA, and Seller shall be prepared to and does consummate the transactions contemplated by the Nora PSA simultaneously with the Closing.

7.9 Board Approval. The board of directors of EQT Corp, and the board of directors of RRC, shall have provided authorization as of the Closing Date to consummate the transactions contemplated by this Agreement.

ARTICLE VIII

SELLER’S CONDITIONS TO CLOSING

The obligations of Seller to consummate the transactions provided for herein are subject, at the option of Seller, to the fulfillment by Buyer or waiver by Seller on or prior to the Closing of each of the following conditions:

8.1 Representations. The representations and warranties of Buyer set forth in Article V that are: (a) qualified by the term “material” or contain terms such as “Material Adverse Change,” “material adverse effect” or other terms or Dollar amounts of similar import or effect (whether or not capitalized) shall be true and correct as of the Closing Date as though such representations and warranties were made at such time (except to the extent that a representation specifically relates exclusively to an earlier date, in which case as of such earlier date), and (b) not so qualified shall be true and correct in all material respects as of the Closing Date as though such representations and warranties were made at such time (except to the extent that a representation specifically relates to exclusively an earlier date, in which case as of such earlier date).

8.2 Performance. Buyer shall have materially performed or complied with all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by Buyer is required prior to or at the Closing Date.

8.3 No Legal Proceedings. No material suit, action or other proceeding by any Third Party shall be pending before any Governmental Authority (a) seeking to restrain, prohibit or declare illegal, or (b) seeking substantial damages in connection with, the transactions contemplated by this Agreement.

8.4 Title Defects and Environmental Defects. The sum of (a) all Title Defect Amounts reasonably determined by Buyer under Section 11.2(f) prior to the Closing, less the sum of all Title Benefit Amounts reasonably determined by Seller under Section 11.2(h) prior to Closing, plus (b) all Remediation Amounts for Environmental Defects reasonably determined by Buyer prior to the Closing, plus (c) the Allocated Values for all RTP Assets still affected as of Closing by Required Consents or Preferential Purchase Rights not received by Closing, shall be less than 15% of the aggregate of the Allocated Values.

8.5 HSR Act. If applicable, (a) the waiting period under the HSR Act applicable to the consummation of the transactions contemplated hereby shall have expired, (b) notice of early termination shall have been received, or (c) a consent order issued (in form and substance satisfactory to Seller) by or from applicable Governmental Authorities.

8.6 Replacement Bonds. Buyer shall have obtained, in the name of Buyer, replacements for Seller’s and/or its Affiliates’ bonds, letters of credit and guarantees, and such other bonds, letters of credit and guarantees to the extent required by Section 6.4.

8.7 Closing Deliverables. Buyer shall have delivered to Seller the officer’s certificate described in Section 9.3(h) and Buyer shall be ready, willing and able to deliver to Seller at the Closing the other documents and items required to be delivered by Buyer under Section 9.3.

8.8 Nora PSA Conditions. All conditions precedent to the closing of the transactions contemplated by the Nora PSA shall have been satisfied or waived pursuant to the Nora PSA, and Buyer and EQT Nora Production, LLC shall be prepared to and does consummate the transactions contemplated by the Nora PSA simultaneously with the Closing.

8.9 Board Approval. The board of directors of RRC, and the board of directors of EQT Corp, shall have provided authorization as of the Closing Date to consummate the transactions contemplated by this Agreement.

ARTICLE IX

CLOSING

9.1 Date of Closing. Subject to the conditions stated in this Agreement, the sale by Seller and the purchase by Buyer of the RTP Assets pursuant to this Agreement (the “Closing”) shall occur on or before June 16, 2014, or such other date as Buyer and Seller may agree upon in writing. The date scheduled for the Closing shall be the “Closing Date”.

9.2 Place of Closing. The Closing shall be held at Seller’s offices located at 100 Throckmorton Street, Suite 1200, Fort Worth, Texas 76102, or as otherwise mutually agreed between the Parties.

9.3 Closing Obligations. At the Closing, the following documents shall be delivered and the following events shall occur, the execution of each document and the occurrence of each event being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a) Seller and Buyer shall execute, acknowledge and deliver the Assignment and Bill of Sale, in sufficient counterparts to facilitate recording in the applicable counties where the RTP Assets are located.

(b) Seller and Buyer shall execute and deliver assignments, on appropriate forms, of state and other Leases of Governmental Authorities included in the RTP Assets in sufficient counterparts to facilitate filing with the applicable Governmental Authority.

(c) Seller and Buyer shall execute and deliver the Conger Preliminary Settlement Statement.

(d) Buyer shall deliver to Seller, to the account(s) designated in the Conger Preliminary Settlement Statement, by direct bank or wire transfer in same day funds, the Closing Cash Amount.

(e) Seller shall deliver letters in lieu of transfer orders substantially in the form of Exhibit D directing all purchasers of production to make payment to Buyer of proceeds attributable to production from the RTP Assets from and after the Effective Time, for delivery by Buyer to the purchasers of production.

(f) Seller shall deliver an executed statement described in Treasury Regulation §1.1445-2(b)(2) substantially in the form of Exhibit E certifying that it is not a foreign person within the meaning of the Code.

(g) Seller shall or shall cause its applicable Affiliate to execute and deliver, and Buyer shall execute and deliver, the Transition Services Agreement.

(h) Seller shall execute and deliver an officer’s certificate, dated as of Closing and substantially in the form of Exhibit F, certifying that the conditions set forth in Section 7.1 and Section 7.2 have been fulfilled and, if applicable, any exceptions to such conditions that have been waived by Buyer.

(i) Buyer shall execute and deliver an officer’s certificate, dated as of Closing and substantially in the form of Exhibit G, certifying that the conditions set forth in Section 8.1 and Section 8.2 have been fulfilled and, if applicable, any exceptions to such conditions that have been waived by Seller.

(j) Seller and Buyer shall execute and deliver the Special Warranty Deed in sufficient counterparts to facilitate recording in the applicable counties where the real property described in Exhibit K is located.

(k) Seller (or any necessary Affiliates) and Buyer (or any necessary Affiliates) shall execute and deliver the Membership Interest Purchase Agreement.

(l) Seller (or any necessary Affiliates) and Buyer (or any necessary Affiliates) shall execute and deliver an amendment to the Agreement Regarding Conger and Nora Asset Exchange as contemplated therein.

(m) Seller (or any necessary Affiliates) and Buyer (or any necessary Affiliates) shall execute and deliver the EQT Corp Guarantee Agreement.

(n) Seller (or any necessary Affiliates) and Buyer (or any necessary Affiliates) shall execute and deliver the RRC Guarantee Agreement.

(o) Seller and Buyer shall execute and deliver any other agreements, instruments and documents which are required by other terms of this Agreement to be executed and/or delivered at the Closing.

9.4 Records. In addition to the obligations set forth under Section 9.3 above, but notwithstanding anything herein to the contrary, at any time after 30 Business Days following the Closing, Seller shall make available to Buyer the Records for pickup from Seller’s offices during normal business hours.

ARTICLE X

ACCESS/DISCLAIMERS

10.1 Access.

(a) From and after the date hereof and up to and including May 31, 2014 (or earlier termination of this Agreement) but subject to the other provisions of this Section 10.1 and obtaining any consents of Third Parties, including Third Party operators of the RTP Assets (which consents Seller shall use commercially reasonable efforts to obtain), Seller shall afford to Buyer’s Representatives reasonable access to and the right to copy the Records in Seller’s possession, during normal business hours, for the purpose of conducting a review of the RTP Assets and for transition planning purposes, but only to the extent that Seller may do so without violating applicable Laws or any existing contractual obligations to any Third Party Person. Seller shall use reasonable efforts to obtain permission for Buyer to gain access to Third Party-operated RTP Assets to inspect the condition of same. All investigations and due diligence conducted by Buyer or any Buyer’s Representative shall be conducted at Buyer’s sole cost, risk and expense and any conclusions made from any examination done by Buyer or any Buyer’s Representative shall result from Buyer’s own independent review and judgment. For purposes of clarity, the Parties acknowledge and agree that the Site Access, Release and Indemnification Agreement dated April 3, 2014 between Buyer and Seller is terminated as of the date of this Agreement and is of no further force and effect.

(b) Buyer shall be entitled to conduct a Phase I environmental property assessment with respect to the RTP Assets from and after the date hereof and up to and including May 31, 2014 (or earlier termination of this Agreement). Seller or its designee shall have the right to accompany Buyer and Buyer’s Representatives whenever they are on site on the RTP Assets and also to collect split test samples if any are collected. Notwithstanding anything herein to the contrary, Buyer shall not have access to, and shall not be permitted to conduct, any environmental due diligence (including any Phase I environmental property assessments) with respect to any RTP Assets where Seller does not have the authority to grant access for such due diligence (provided, however, Seller shall use its commercially reasonable efforts to obtain permission from any Third Party to allow Buyer and Buyer’s Representatives such access).

(c) Before conducting any sampling, boring, drilling or other invasive investigation activities (“Invasive Activities”) on or with respect to any of the RTP Assets, Buyer shall (i) furnish Seller with a written description of the proposed scope of the Invasive Activities to be conducted, including a description of the activities to be conducted, and a description of the approximate location and expected timing of such activities and (ii) obtain the prior written consent of Seller to undertake such Invasive Activities (such consent not to be unreasonably withheld or delayed). If any of the proposed Invasive Activities may unreasonably interfere with normal operation of the RTP Assets, Seller may request an appropriate modification of the proposed Invasive Activities. Any Invasive Activities shall be conducted by a reputable environmental consulting or engineering firm, approved in advance by Seller (such approval not to be unreasonably withheld or delayed) and, once approved, such environmental consulting or engineering firm shall be deemed to be a “Buyer’s Representative.” Buyer shall obtain all permits necessary to conduct any approved Invasive Activities from any applicable Governmental Authorities; provided that, upon request, Seller shall provide Buyer with assistance (at no cost or Liability to Seller) as reasonably requested by Buyer that may be necessary to secure such permits. Seller shall have the right, at its option, to split with Buyer any samples collected pursuant to approved Invasive Activities.

(d) Buyer shall coordinate its environmental property assessments and physical inspections of the RTP Assets with Seller and all Third Party operators to minimize any inconvenience to or interruption of the conduct of business by Seller or such Third Party operators. Buyer shall abide by Seller’s, and any Third Party operator’s, safety rules, regulations and operating policies while conducting its due diligence evaluation of the RTP Assets, including any environmental or other inspection or assessment of the RTP Assets. Buyer hereby defends, indemnifies and holds harmless each of the operators of the RTP Assets and the Seller Indemnified Parties from and against any and all Liabilities arising out of, resulting from or relating to any field visit, environmental property assessment, or other due diligence activity conducted by Buyer or any Buyer’s Representative with respect to the RTP Assets, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY A MEMBER OF THE SELLER INDEMNIFIED PARTIES, EXCEPTING ONLY LIABILITIES ACTUALLY RESULTING ON THE ACCOUNT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A MEMBER OF THE SELLER INDEMNIFIED PARTIES.

(e) Buyer agrees to promptly provide Seller, but in no less than 5 days after receipt or creation, copies of all final environmental reports and test results prepared by Buyer and/or any of Buyer’s Representatives which contain data collected or generated from Buyer’s due diligence with respect to the RTP Assets. Seller shall not be deemed by its receipt of said documents or otherwise to have made any representation or warranty, expressed, implied or statutory, as to the condition of the RTP Assets or to the accuracy of said documents or the information contained therein.

(f) Upon completion of Buyer’s due diligence, Buyer shall at its sole cost and expense and without any cost or expense to Seller or its Affiliates, (i) repair all material damage done to the RTP Assets in connection with Buyer’s due diligence, (ii) restore the RTP Assets to the approximate same or better condition than they were prior to commencement of Buyer’s due diligence to the extent such restoration is required as a result of actions taken by Buyer or its Representative and (iii) remove all equipment, tools or other property brought onto the RTP Assets in connection with Buyer’s due diligence. Any disturbance to the RTP Assets (including the leasehold associated therewith) resulting from Buyer’s due diligence will be promptly corrected by Buyer.

10.2 Confidentiality. Buyer acknowledges that, pursuant to its right of access to the Records and the RTP Assets, Buyer will become privy to confidential and other information of Seller and that such confidential information shall be held confidential by Buyer and Buyer’s Representatives in accordance with the terms of the Confidentiality Agreement. If the Closing should occur, the foregoing confidentiality restriction on Buyer, including the Confidentiality Agreement, shall terminate (except as to (a) such portion of the RTP Assets that are not conveyed to Buyer pursuant to the provisions of this Agreement, (b) the Excluded Assets and (c) information related to Seller’s assets other than the RTP Assets).

10.3 Disclaimers.

(a) EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN ARTICLE IV AND SECTION 11.1(b) OF THIS AGREEMENT, (I) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (II) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, ADVISORS, CONSULTANTS OR REPRESENTATIVES (INCLUDING, ANY OPINION,

INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF SELLER OR ANY OF ITS AFFILIATES).

(b) EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE IV AND THE SPECIAL WARRANTIES OF TITLE CONTAINED IN THE ASSIGNMENT AND BILL OF SALE AND THE SPECIAL WARRANTY DEED, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (V) THE PRODUCTION OF HYDROCARBONS FROM THE ASSETS, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY SELLER OR THIRD PARTIES WITH RESPECT TO THE ASSETS, (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO BUYER OR ITS AFFILIATES OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO AND (IX) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT. EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE IV OF THIS AGREEMENT, SELLER FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY OF THE ASSETS, RIGHTS OF A PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT BUYER SHALL BE DEEMED TO BE OBTAINING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE), AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS OF THE ASSETS AS BUYER DEEMS APPROPRIATE.

(c) OTHER THAN AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN SECTION 4.13, SELLER HAS NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF

MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND SUBJECT TO BUYER’S LIMITED RIGHTS AS SPECIFIED IN THIS AGREEMENT FOR A BREACH OF SELLER’S REPRESENTATIONS SET FORTH IN SECTION 4.13, BUYER SHALL BE DEEMED TO BE OBTAINING THE ASSETS “AS IS” AND “WHERE IS” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH ENVIRONMENTAL INSPECTIONS OF THE ASSETS AS BUYER DEEMS APPROPRIATE.

(d) SELLER AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 10.3 ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSE OF ANY APPLICABLE LAW.

ARTICLE XI

TITLE MATTERS; CASUALTY; TRANSFER RESTRICTIONS

11.1 Seller’s Title.

(a) General Disclaimer of Title Warranties and Representations. Except for the special warranties of title contained in the Assignment and Bill of Sale and the Special Warranty Deed, and without limiting Buyer’s remedies for Title Defects set forth in this Article XI, Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to Seller’s title to any of the RTP Assets and, except for Buyer’s remedies for a breach by Seller of Section 6.1(b)(ii), Buyer acknowledges and agrees that Buyer’s sole remedy for any defect of title, including any Title Defect, with respect to any of the RTP Assets (i) before the Title Claim Date, shall be as set forth in Section 11.2 and (ii) after the Title Claim Date, shall be pursuant to the special warranties of title contained in the Assignment and Bill of Sale and the Special Warranty Deed (except with respect to any Title Defect for which Buyer has properly delivered a Title Defect Notice on or before the Title Claim Date).

(b) Special Warranty of Title. The Assignment and Bill of Sale together with the Special Warranty Deed delivered at Closing will contain a special warranty of title by Seller whereby Seller warrants title to the Leases and to the other RTP Assets unto Buyer against every Person whomsoever lawfully claiming or to claim the same or any part thereof by, through or under Seller, but not otherwise, subject, however, to the Permitted Encumbrances. Said special warranties of title contained in the Assignment and Bill of Sale and the Special Warranty Deed shall be subject to the further limitations and provisions of Section 11.1(c).

(c) Recovery on Special Warranties.

(i) Buyer’s Assertion of Title Warranty Breaches. Buyer shall furnish Seller a notice setting forth any matters which Buyer intends to assert as a breach of the special warranties of title contained in the Assignment and Bill of Sale and/or the Special Warranty Deed. Seller shall have a reasonable opportunity, but not the obligation, to cure any breach of the special warranties of title contained in the Assignment and Bill of Sale and/or the Special Warranty Deed asserted by Buyer pursuant to this Section 11.1(c)(i). Buyer agrees to reasonably cooperate with any attempt by Seller to cure any such breach.

(ii) Limitations on Special Warranties. For purposes of the special warranties of title contained in the Assignment and Bill of Sale and the Special Warranty Deed, the value of the RTP Assets set forth in Exhibit A-2 and Exhibit A-3, as applicable, shall be deemed to be the Allocated Value thereof, as adjusted herein. Recovery on the special warranties of title contained in the Assignment and Bill of Sale and/or the Special Warranty Deed shall be limited to an amount (without any interest accruing thereon) equal to the reduction in the Cash Amount to which Buyer would have been entitled had Buyer asserted the defect giving rise to such breach of the special warranties of title contained in the Assignment and Bill of Sale and the Special Warranty Deed as a Title Defect prior to Closing pursuant to Section 11.2, in each case without taking into account any limitations on the period of time within which Buyer may assert such defect, the Individual Title Defect Threshold and the Environmental and Title Deductible.

11.2 Notice of Title Defects; Defect Adjustments.

(a) Title Defect Notices. Buyer must deliver, on or before 5:00 p.m. (Eastern time) on June 5, 2014 (the “Title Claim Date”), claim notices to Seller meeting the requirements of this Section 11.2(a) (collectively the “Title Defect Notices” and individually a “Title Defect Notice”) setting forth any matters which, in Buyer’s reasonable opinion, constitute Title Defects and which Buyer intends to assert as a Title Defect pursuant to this Section 11.2. For all purposes of this Agreement and notwithstanding anything herein to the contrary (except for the special warranties of title contained in the Assignment and Bill of Sale and the Special Warranty Deed as limited by Section 11.1(c)), Buyer shall be deemed to have waived, and Seller shall have no Liability for, any Title Defect that Buyer fails to assert as a Title Defect by a Title Defect Notice received by Seller on or before the Title Claim Date. To be effective, each Title Defect Notice shall be in writing, and shall include (i) a description of the alleged Title Defect and the RTP Asset affected by such Title Defect (each a “Title Defect Property”), (ii) supporting documents reasonably necessary for Seller to verify the existence of such Title Defect, and (iii) the amount by which Buyer reasonably believes the Allocated Value of each Title Defect Property is reduced by such Title Defect and the computations upon which Buyer’s belief is based. To give Seller an opportunity to commence reviewing and curing Title Defects, Buyer agrees to use reasonable efforts to give Seller, on or before the end of each calendar week prior to the Title Claim Date, written notice of all Title Defects discovered by Buyer during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the Title Claim Date; provided, however, Seller’s obligations and Buyer’s remedies under this Agreement shall not be affected as long as Buyer provides a Title Defect Notice that substantially complies with subsections (i) through (iii) herein and such Title Defect Notice is delivered by Buyer no later than the Title Claim Date.

(b) Title Benefit Notices. Seller shall have the right, but not the obligation, to deliver to Buyer on or before the Title Claim Date with respect to each Title Benefit a notice (a

“Title Benefit Notice”) including (i) a description of the Title Benefit and the RTP Assets affected by the Title Benefit, (ii) supporting documents reasonably necessary for Buyer to verify the existence of such Title Benefit, and (iii) the amount by which Seller reasonably believes the Allocated Value of such RTP Assets is increased by the Title Benefit and the computations upon which Seller’s belief is based; provided, however, Buyer’s obligations and Seller’s remedies under this Agreement shall not be affected as long as Seller provides a Title Benefit Notice that substantially complies with subsections (i) through (iii) herein and such Title Benefit Notice is delivered by Seller no later than the Title Claim Date.

(c) Seller’s Right to Cure. Seller shall have the right, but not the obligation, to attempt to cure at any time prior to 60 days following the receipt of the Title Defect Notice (“Title Cure Period”), any curable Title Defects of which it has timely received a Title Defect Notice from Buyer so long as Seller, (i) prior to the Closing, notifies Buyer that it intends to cure a Title Defect, and (ii) at its sole cost and expense, diligently pursues such proceeding and actively progresses the same. If Seller does not cure such Title Defect before Closing to Buyer’s reasonable satisfaction, then the relevant Title Defect Property will be transferred with the other RTP Assets at Closing but the Cash Amount will be reduced by the Title Defect Amount associated therewith in Buyer’s Title Defect Notice. If Seller thereafter fails to cure the Title Defect to Buyer’s reasonable satisfaction within the Title Cure Period, no additional transfers related to the Title Defect Property will occur. If during the Title Cure Period Seller does cure the Title Defect to the reasonable satisfaction of Buyer, Buyer will pay the Title Defect Amount associated therewith to Seller within 10 Business Days by wire transfer to a bank account of Seller.

(d) Remedies for Title Defects. Subject to Seller’s continuing right to dispute the existence of a Title Defect and/or the Title Defect Amount asserted with respect thereto and the right of Seller to cure the Title Defect in accordance with Section 11.2(c), in the event that any Title Defect timely asserted by Buyer in accordance with Section 11.2(a) is not waived in writing by Buyer, then, subject to the Individual Title Defect Threshold and the Environmental and Title Deductible, Seller shall, at Buyer’s sole option:

(i) reduce the Cash Amount by the Title Defect Amount determined pursuant to Section 11.2(f) or Section 11.2(j);

(ii) indemnify Buyer against all Liability resulting from such Title Defect with respect to the RTP Assets pursuant to an indemnity agreement (the “Title Indemnity Agreement”) substantially in the form of Exhibit H;

(iii) retain the entirety of the Title Defect Property that is subject to such Title Defect, together with all associated RTP Assets, in which event the Cash Amount shall be reduced by an amount equal to the Allocated Value of such Title Defect Property and such associated RTP Assets; or

(iv) if applicable, terminate this Agreement pursuant to Section 14.1(c).

(e) Remedies for Title Benefits. With respect to each Lease affected by Title Benefits reported under Section 11.2(a), the Title Benefit Amount shall only be offset against the aggregate of all Title Defect Amounts, if any.

(f) Exclusive Remedy. Except for Buyer’s (i) remedies for a breach by Seller of Section 6.1(b), (ii) rights under the special warranties of title contained in the Assignment and Bill of Sale and the Special Warranty Deed and (iii) rights to terminate this Agreement pursuant to Section 14.1(c), the provisions set forth in Section 11.2(d) shall be the exclusive right and remedy of Buyer with respect to Seller’s failure to have Defensible Title and the provisions of ARTICLE XIII shall not apply with respect to any failure of Seller to have Defensible Title (or Seller’s failure to obtain Required Consents or waivers to Preferential Purchase Rights as contemplated by Section 11.4).

(g) Title Defect Amount. The amount by which the Allocated Value of the affected Title Defect Property is reduced as a result of the existence of a Title Defect shall be the “Title Defect Amount” and shall be determined in accordance with the following terms and conditions:

(i) if Buyer and Seller agree on the Title Defect Amount, then that amount shall be the Title Defect Amount;

(ii) if the Title Defect is an Encumbrance that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;

(iii) if the Title Defect represents a discrepancy between (A) Seller’s Net Revenue Interest for any Well or Undeveloped Tract and (B) Seller’s Net Revenue Interest set forth in Exhibit A-2 or Exhibit A-3, as applicable, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest set forth in Exhibit A-2 or Exhibit A-3, as applicable;

(iv) if the Title Defect represents an obligation, Encumbrance upon or other defect in title to the Title Defect Property of a type not described above, then the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation; provided, however, that if such Title Defect is reasonably capable of being cured, the Title Defect Amount shall not be greater than the reasonable cost and expense of curing such Title Defect;

(v) the Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder;

(vi) if the Title Defect represents a discrepancy between (A) the actual Net Acres for any Title Defect Property and (B) the Net Acres for such Title Defect Property stated in Exhibit A-3, then the Title Defect Amount shall be the product obtained by multiplying the positive difference between such Net Acres amounts by the Allocated Value (on a per acre dollar amount) for such Title Defect Property set forth on Exhibit A-3; provided that if the Title Defect does not affect the Lease or Undeveloped Tract throughout the entire life of the Lease or Undeveloped Tract, then the Title Defect Amount determined under this Section shall be reduced to take into account the applicable time period only;

(vii) notwithstanding anything to the contrary in this Article XI, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of the Title Defect Property; and

(viii) the Parties agree that if the same Title Defect affects more than one Undeveloped Tract, then the Title Defect Amounts for each Lease, Undeveloped Tract, or Well affected by such Title Defect shall be aggregated for the purposes of determining whether the Individual Title Defect Threshold has been met with respect to such Title Defect.

(h) Title Benefit Amount. The amount resulting from a Title Benefit shall be determined in accordance with the following methodology, terms and conditions:

(i) if Buyer and Seller agree on the Title Benefit Amount, then that amount shall be the Title Benefit Amount;

(ii) if the Title Benefit represents a discrepancy between (A) Seller’s Net Revenue Interest for any Well or Undeveloped Tract and (B) Seller’s Net Revenue Interest set forth in Exhibit A-2 or Exhibit A-3, as applicable, then the Title Benefit Amount shall be the product of the Allocated Value of the affected Well or Undeveloped Tract multiplied by a fraction, the numerator of which is the Net Revenue Interest increase and the denominator of which is the Net Revenue Interest set forth in Exhibit A-2 or Exhibit A-3, as applicable;

(iii) if the Title Benefit is of a type not described above, then the Title Benefit Amounts shall be determined by taking into account the Allocated Value of the RTP Asset affected by such Title Benefit, the portion of such RTP Asset affected by such Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of such RTP Asset, the values placed upon the Title Benefit by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation;

(iv) the amount of each Title Benefit shall be limited in the same manner as Title Defects described in Section 11.2(i); and

(v) the Parties agree that if the same Title Benefit affects more than one Lease, Undeveloped Tract, or Well, then the Title Benefit Amounts for each Lease, Undeveloped Tract, or Well affected by such Title Benefit shall be aggregated.

The amount that results from the procedures in (i) through (v) above is the “Title Benefit Amount.”

(i) Limitations. Notwithstanding anything to the contrary, (i) in no event shall there be any adjustments to the Cash Amount or other remedies provided by Seller for any individual Title Defect for which the Title Defect Amount does not exceed $25,000 (“Individual Title Defect Threshold”); and (ii) in no event shall there be any adjustments to the Cash Amount or other remedies provided by Seller for any Title Defect that exceeds the Individual Title Defect Threshold unless (A) the sum of the Title Defect Amounts of all such Title Defects that exceed the Individual Title Defect Threshold, together with the Remediation Amounts, in the aggregate, exceeds (B) the Environmental and Title Deductible, after which point Buyer shall be entitled to adjustments to the Cash Amount or other remedies only with respect to such Title Defects (and Environmental Defects) in excess of such Environmental and Title Deductible; provided that Title Defects relating to Leases shall be aggregated in accordance with Section 11.2(g)(viii), and provided further that the Environmental and Title Deductible shall not apply to any Title Defect to the extent such Title Defect is the result of any Lease, Well or Undeveloped Tract on Exhibit A, through clerical error or otherwise, having the rights to the underlying Hydrocarbons listed on Exhibit A more than once. This Section shall apply to all offsetting calculations made under Section 11.2(e).

(j) Title Dispute Resolution. Seller and Buyer shall attempt to agree on all Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts prior to Closing. If Seller and Buyer are unable to agree by the end of the Title Cure Period, the Title Defect Amounts and Title Benefit Amounts in dispute shall be exclusively and finally resolved by arbitration pursuant to this Section 11.2(j). There shall be a single arbitrator, who shall be a title attorney with at least 10 years of experience in oil and gas titles involving producing properties in the regional area in which the Title Defect Properties are located, as selected by mutual agreement of Buyer and Seller within 15 days after the end of the Title Cure Period (the “Title Arbitrator”). In the event the Parties are unable to mutually agree upon the Title Arbitrator within such time period, then each Party will nominate a candidate to select the Title Arbitrator, and such candidates so nominated by the Parties shall together determine the Title Arbitrator. The arbitration proceeding shall be held in Fort Worth, Texas. The Title Arbitrator shall use reasonable efforts to make the determination within 20 days after submission of the matters in dispute and such determination shall be final and binding upon both Parties, without right of appeal. In making his determination, the Title Arbitrator shall be bound by the rules set forth in Section 11.2(f) and Section 11.2(h) and, subject to the foregoing, may consider such other matters as in the opinion of the Title Arbitrator are necessary or helpful to make a proper determination. The Title Arbitrator, however, may not award the Buyer a greater Title Defect Amount than the Title Defect Amount claimed by Buyer in its applicable Title Defect Notice. The Title Arbitrator also may not award the Seller a greater Title Benefit Amount than the Title Benefit Amount claimed by Seller in its applicable Title Benefit Notice. The Title Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Title Defect, Title Benefit, Title Defect Amounts and/or Title Benefit Amounts submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter. Seller and Buyer shall each bear its own legal fees and other costs of presenting its case. Each of Seller and Buyer shall bear one-half of the costs and expenses of the Title Arbitrator. To the extent that the award of the Title Arbitrator with respect to any Title Defect Amount or Title Benefit Amount is not taken into account as an adjustment to the Cash Amount pursuant to Section 3.3 or Section 3.4, then within 10 days after the Title Arbitrator delivers written notice to Buyer and Seller of his award with respect to a Title Defect Amount or a Title Benefit Amount and subject to Section 11.2(i), (i) Buyer shall pay to Seller the amount, if any, so awarded by the Title Arbitrator to Seller and (ii) Seller shall pay to Buyer the amount, if any, so awarded by the Title

Arbitrator to Buyer. Nothing herein shall operate to cause the Closing to be delayed on account of any arbitration hereunder and to the extent any adjustments are not agreed upon by the Parties as of the Closing, the Cash Amount shall not be adjusted therefor as of the Closing and subsequent adjustments thereto, if any, will be made pursuant to Section 3.5 or this Section 11.2.

11.3 Casualty Loss.

(a) Notwithstanding anything herein to the contrary from and after the Effective Time, if Closing occurs, Buyer shall assume all risk of loss with respect to production of Hydrocarbons through normal depletion (including watering out of any Well, collapsed casing or sand infiltration of any Well) and the depreciation of Personal Property due to ordinary wear and tear, in each case, with respect to the RTP Assets.

(b) If, after the date of this Agreement but prior to the Closing Date, any portion of the RTP Assets is destroyed by fire, vandalism, theft or other casualty, Buyer shall nevertheless be required to close and Seller shall elect by written notice to Buyer prior to Closing either (i) to cause the RTP Assets affected by any casualty to be repaired or restored, at Seller’s sole cost, as promptly as reasonably practicable (which work may extend after the Closing Date) or (ii) to indemnify Buyer through a document reasonably acceptable to Seller and Buyer against any costs or expenses that Buyer reasonably incurs to repair the RTP Assets subject to any casualty. In each case, Seller shall retain all rights to insurance and other claims against Third Parties with respect to the casualty or taking except to the extent the Parties otherwise agree in writing.

11.4 Preferential Purchase Rights and Required Consents to Assign.

(a) Notwithstanding Section 7.7, if, prior to the Closing, any holder of a Preferential Purchase Right notifies Seller that it intends to consummate the purchase of the RTP Asset to which its Preferential Purchase Right applies or if the time for exercising such Preferential Purchase Right has not expired, then that RTP Asset shall be excluded from the RTP Assets to be acquired by Buyer to the extent of the interest affected by the Preferential Purchase Right, and the Cash Amount shall be reduced by the Allocated Value of the relevant RTP Asset. Seller shall be entitled to all proceeds paid by a Person exercising a Preferential Purchase Right prior to the Closing. If such holder of such Preferential Purchase Right thereafter fails to consummate the purchase of the RTP Asset covered by such Preferential Purchase Right on or before 60 days following the Closing Date or the time for exercising such Preferential Purchase Right expires without exercise by the holders thereof, then Seller shall so notify Buyer, and Buyer shall purchase, on or before 10 days following receipt of such notice and subject to Buyer’s satisfaction that such Preferential Purchase Right has been waived or the time for exercising such right has expired, such RTP Asset from Seller, under the terms of this Agreement for a price equal to the portion of the Cash Amount previously allocated to it.

(b) All RTP Assets for which any Preferential Purchase Right has been waived or as to which the period to exercise such right has expired prior to the Closing shall (in each case) be sold (directly or indirectly) to Buyer at the Closing pursuant to the provisions of this Agreement.

(c) Notwithstanding Section 7.7, if, prior to the Closing, Seller fails to obtain a Required Consent then that portion of such RTP Asset shall be excluded from the RTP Assets to be acquired by Buyer and the Cash Amount shall be reduced by the Allocated Value of that portion of such RTP Assets. In the event that a Required Consent (with respect to an RTP Asset excluded pursuant to this Section 11.4(c)) that was not obtained prior to Closing is obtained within 60 days following Closing, then, within 10 days after such Required Consent is obtained, Buyer shall purchase such portion of such RTP Asset that was so excluded and pay to Seller the amount by which the Cash Amount was reduced with respect to such portion of such RTP Asset, and Seller shall assign to Buyer such portion of such RTP Asset pursuant to an assignment in form substantially similar to the Assignment and Bill of Sale.

(d) If Seller fails to obtain a consent necessary for the transfer of an RTP Asset prior to the Closing and the failure to obtain such consent would not (A) cause the assignment of the RTP Assets affected thereby to Buyer to be void, (B) significantly adversely impact Buyer’s operation or development of any RTP Asset (including limitations on rights of access), or (C) cause the termination of a Lease or Right-of-Way under the express terms thereof, then the portion of the RTP Asset subject to such failed consent shall be acquired by Buyer at Closing as part of the RTP Assets and Buyer shall have no claim against, and Seller shall have no Liability for, the failure to obtain such consent.

ARTICLE XII

ENVIRONMENTAL MATTERS

12.1 Notice of Environmental Defects.

(a) Environmental Defect Notices. If Buyer discovers any Environmental Condition which, in its reasonable opinion, it believes constitutes an Environmental Defect, Buyer shall promptly notify Seller within 5 Business Days of such discovery and shall notify Seller, in any event, on or before 5:00 p.m. (Eastern time) on June 5, 2014 (the “Environmental Claim Date”). To be effective, notice of an Environmental Defect (an “Environmental Defect Notice”) shall be in writing and shall include (i) a description of the Environmental Condition constituting the alleged Environmental Defect(s), including the GPS coordinates of such Environmental Condition when reasonably available, (ii) the RTP Asset(s) (or portions thereof) affected by the asserted Environmental Defect (each, an “Environmental Defect Property”), (iii) documentation, including any physical measurements or, to the extent permitted by Seller under Section 10.1, lab analyses or photographs, sufficient for Seller to verify the existence of the asserted Environmental Defect(s), (iv) the Allocated Value of each Environmental Defect Property, (v) the Remediation Amount (itemized in reasonable detail) that Buyer asserts is attributable to such Environmental Defect and the computations and information upon which Buyer’s belief is based, and (vi) the specific Environmental Law (and date promulgated) that has been alleged to be violated by the asserted Environmental Defect. Buyer’s calculation of the Remediation Amount included in the Environmental Defect Notice must describe in reasonable detail the Remediation proposed for the Environmental Condition that gives rise to the asserted Environmental Defect and identify all assumptions used by the Buyer in calculating the Remediation Amount, including the standards that Buyer asserts must be met to comply with Environmental Laws. For all purposes of this Agreement but subject to Buyer’s remedy for a breach of Seller’s representation contained in Section 4.13, Buyer shall be deemed to have waived, and Seller shall have no Liability for, any Environmental Defect which Buyer fails to assert as an Environmental Defect by an Environmental Defect Notice received by Seller on or before the Environmental Claim Date. Seller shall have the right, but not the obligation, to cure any asserted Environmental Defect on or before Closing.

(b) Seller’s Right to Cure. Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure, if curable, at any time prior to 60 days following the receipt of the Environmental Defect Notice (“Environmental Cure Period”), any curable Environmental Defects of which it has timely received an Environmental Defect Notice from Buyer so long as Seller, (i) prior to the Closing, notifies Buyer that it intends to cure an Environmental Defect, and (ii) at its sole cost and expense, diligently pursues such proceeding and actively progresses the same. If, Seller so notifies Buyer that it intends to cure an Environmental Defect then Buyer, at its sole option, will decide whether (i) the relevant Environmental Defect Property will be transferred with the other RTP Assets or (ii) the Environmental Defect Property will be retained by Seller. If (i), the Cash Amount shall be reduced by the Remediation Amount for the Environmental Defect Property. If Seller thereafter fails to cure the Environmental Defect during the Environmental Cure Period, then no additional transfers related to the Environmental Defect Property will occur. If during the Environmental Cure Period Seller does cure the Environmental Defect to the reasonable satisfaction of Buyer, Buyer shall transfer the Remediation Amount to Seller within 10 Business Days. If (ii), the Cash Amount shall be reduced by the Allocated Value for the Environmental Defect Property. If Seller thereafter fails to cure the Environmental Defect during the Environmental Cure Period, then no additional transfers related to the Environmental Defect Property will occur. If during the Environmental Cure Period Seller does cure the Environmental Defect to the reasonable satisfaction of Buyer, Buyer shall transfer the Remediation Amount to Seller within 10 Business Days and Seller shall prepare, execute and deliver an Assignment and Bill of Sale, substantially in the form of Exhibit C, for such RTP Asset.

(c) Remedies for Environmental Defects. Subject to Seller’s continuing right to dispute the existence of an Environmental Defect and/or the Remediation Amount asserted with respect thereto, and the right of Seller to cure the Environmental Defect in accordance with Section 12.1(b), in the event that any Environmental Defect timely asserted by Buyer in accordance with Section 12.1(a) is not waived in writing by Buyer, then, subject to the Individual Environmental Defect Threshold and the Environmental Deductible, Seller shall, at Buyer’s sole option:

(i) reduce the Cash Amount by the Remediation Amount;

(ii) assume responsibility for the Remediation of such Environmental Defect;

(iii) retain the entirety of the Environmental Defect Property that is subject to such Environmental Defect, together with all associated RTP Assets, in which event the Cash Amount shall be reduced by an amount equal to the Allocated Value of such Environmental Defect Property and such associated RTP Assets;

(iv) indemnify Buyer against all Liability resulting from such Environmental Defect with respect to the Environmental Defect Property pursuant to an indemnity agreement (the “Environmental Indemnity Agreement”) substantially in the form of Exhibit M; or

(v) if applicable, terminate this Agreement pursuant to Section 14.1(c).

If Buyer elects the option set forth in clause (i) above, Buyer shall be deemed to have assumed responsibility for all of the costs and expenses attributable to the Remediation of the Environmental Condition attributable to such Environmental Defect and all of the Liabilities with respect thereto and such responsibility of Buyer shall be deemed to constitute part of the Assumed Obligations hereunder. Notwithstanding anything to the contrary in this Article XIII, the aggregate Remediation Amounts attributable to the effects of all Environmental Defects upon any Environmental Defect Property shall not exceed the Allocated Value of the Environmental Defect Property. If Buyer elects the option set forth in clause (ii) above, Seller shall use reasonable efforts to implement such Remediation in a manner which is consistent with the requirements of Environmental Laws in a timely fashion for the type of Remediation that Seller elects to undertake and Buyer, effective as of the Closing, grants to Seller and its Representatives, access to conduct such Remediation. Seller will be deemed to have adequately completed the Remediation required in the immediately preceding sentence (A) upon receipt of a certificate or approval from the applicable Governmental Authority that the Remediation has been implemented to the extent necessary to comply with existing Laws or (B) upon receipt of a certificate from a licensed professional engineer that the Remediation has been implemented to the extent necessary to comply with existing Laws.

(d) Exclusive Remedy. Except for Buyer’s remedy for a breach of Seller’s representation contained in Section 4.13 and Buyer’s rights to terminate this Agreement pursuant to Section 14.1(c), the provisions set forth in Section 12.1(b) shall be the exclusive right and remedy of Buyer with respect to any Environmental Defect or other environmental matter with respect to any RTP Asset and the provisions of ARTICLE XIII shall not apply with respect to any Environmental Condition.

(e) Limitations. Notwithstanding anything to the contrary, (i) in no event shall there be any adjustments to the Cash Amount or other remedies provided by Seller for any individual Environmental Defect for which the Remediation Amount does not exceed $25,000 (“Individual Environmental Defect Threshold”); and (ii) in no event shall there be any adjustments to the Cash Amount or other remedies provided by Seller for any Environmental Defect for which the Remediation Amount exceeds the Individual Environmental Defect Threshold unless (A) the sum of the Remediation Amounts of all such Environmental Defects that exceed the Individual Environmental Defect Threshold, together with the Title Defect Amounts, in the aggregate, exceeds (B) the Environmental and Title Defect Deductible, after which point Buyer shall be entitled to adjustments to the Cash Amount or other remedies only with respect to such Environmental Defects (and Title Defects) in excess of such Environmental Deductible.

(f) Environmental Dispute Resolution. Seller and Buyer shall attempt to agree on all Environmental Defects and Remediation Amounts prior to Closing. If Seller and

Buyer are unable to agree by the end of the Environmental Cure Period, the Environmental Defects and/or Remediation Amounts in dispute shall be exclusively and finally resolved by arbitration pursuant to this Section 12.1(f). There shall be a single arbitrator, who shall be an environmental attorney with at least 10 years of experience in environmental matters involving oil and gas producing properties in the regional area in which the affected RTP Assets are located, as selected by mutual agreement of Buyer and Seller within 15 days after the end of the Environmental Cure Period (the “Environmental Arbitrator”). In the event the Parties are unable to mutually agree upon the Environmental Arbitrator within such time period, then each Party will nominate a candidate to be the Environmental Arbitrator, and such candidates so nominated by the Parties shall together determine the Environmental Arbitrator. The arbitration proceeding shall be held in Fort Worth, Texas. The Environmental Arbitrator shall use reasonable efforts to make the determination within 20 days after submission of the matters in dispute and such determination shall be final and binding upon both Parties, without right of appeal. In making his determination, the Environmental Arbitrator shall be bound by the rules set forth in this Section 12.1 and, subject to the foregoing, may consider such other matters as in the opinion of the Environmental Arbitrator are necessary or helpful to make a proper determination. The Environmental Arbitrator, however, may not award Buyer its share of any greater Remediation Amount than the Remediation Amount claimed by Buyer in its applicable Environmental Defect Notice. The Environmental Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Environmental Defects and/or Remediation Amounts submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter. Seller and Buyer shall each bear its own legal fees and other costs of presenting its case. Each of Seller and Buyer shall bear one-half of the costs and expenses of the Environmental Arbitrator. To the extent that the award of the Environmental Arbitrator with respect to any Remediation Amount is not taken into account as an adjustment to the Cash Amount pursuant to Section 3.3 or Section 3.4, then within 10 days after the Environmental Arbitrator delivers written notice to Buyer and Seller of his award with respect to a Remediation Amount, and subject to Section 12.1(e), (i) Buyer shall pay to Seller the amount, if any, so awarded by the Environmental Arbitrator to Seller and (ii) Seller shall pay to Buyer the amount, if any, so awarded by the Environmental Arbitrator to Buyer. Nothing herein shall operate to cause the Closing to be delayed on account of any arbitration hereunder and to the extent any adjustments are not agreed upon by the Parties as of the Closing, the Cash Amount shall not be adjusted therefor as of the Closing and subsequent adjustments thereto, if any, will be made pursuant to Section 3.5 or this Section 12.1.

12.2 NORM, Wastes and Other Substances. Buyer acknowledges that the RTP Assets have been used for exploration, development, production, gathering and transportation of oil and gas and there may be petroleum, produced water, wastes or other substances or materials located in, on or under the RTP Assets or associated with the RTP Assets. Equipment and sites included in the RTP Assets may contain asbestos, NORM or other Hazardous Substances. NORM may affix or attach itself to the inside of wells, pipelines, materials and equipment as scale, or in other forms. The wells, materials and equipment located on the RTP Assets or included in the RTP Assets may contain NORM and other wastes or Hazardous Substances. NORM containing material and/or other wastes or Hazardous Substances may have come in contact with various environmental media, including, water, soils or sediment. Special procedures may be required for the assessment, remediation, removal, transportation or disposal of environmental media, wastes, asbestos, NORM and other Hazardous Substances from the RTP Assets. For the avoidance of doubt, no Environmental Condition involving NORM shall constitute the basis of an Environmental Defect if such NORM is present in quantities in compliance with all applicable Laws and typical for oilfield operations in the areas in which the RTP Assets are located.

ARTICLE XIII

ASSUMPTION; INDEMNIFICATION; SURVIVAL

13.1 Assumption by Buyer. Without limiting Buyer’s rights to indemnity under this Article XIII and Buyer’s rights under any Title Indemnity Agreement or Environmental Indemnity Agreement, from and after the Closing, Buyer assumes and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid and discharged) all obligations and Liabilities, known or unknown, with respect to the RTP Assets (including the actions, suits, proceedings or other circumstances or conditions, if any, set forth in Seller’s Disclosure Schedules) to the extent arising on or after the Effective Time, (or, with respect to Title Defects or Environmental Defects, regardless of whether such obligations or Liabilities with respect to such Title Defects or Environmental Defects arose prior to, on or after the Effective Time) including obligations and Liabilities relating in any manner to the use, ownership or operation of the RTP Assets, including obligations to (a) furnish makeup gas and/or settle Imbalances (including Imbalances in which the Cash Amount was adjusted pursuant to Section 3.2(b)(vi)) according to the terms of the Midstream Contracts, (b) pay Working Interests, royalties, overriding royalties and other interests, owners’ revenues or proceeds attributable to sales of Hydrocarbons, including those held in suspense (including those amounts for which the Cash Amount was adjusted pursuant to Section 3.2(b)(v)), (c) properly plug and abandon any and all wells and pipelines, including Future Wells, inactive wells or temporarily abandoned wells, drilled on the RTP Assets, (d) to replug any well, wellbore or previously plugged Well on the RTP Assets to the extent required or necessary, (e) dismantle or decommission and remove any Personal Property and other property of whatever kind related to or associated with operations and activities conducted by whomever on the RTP Assets, (f) clean up and/or remediate the RTP Assets in accordance with applicable Contracts and Laws, and (g) perform all obligations applicable to or imposed on the lessee, owner, or operator under the Leases and the Applicable Contracts, or as required by Laws (all of said obligations and Liabilities, subject to the exclusions below, herein being referred to as the “Assumed Obligations”); provided, Buyer does not assume any obligations or Liabilities of Seller to the extent that they are:

(a) attributable to or arise out of the ownership, use or operation of the Excluded Assets or any assets excluded from the RTP Assets pursuant to the terms of this Agreement;

(b) to the extent, attributable to or arise out of Seller’s ownership, use or operation of the RTP Assets (including the actions, suits, proceedings, or other circumstances or conditions, if any, set forth in Seller’s Disclosure Schedules) for periods before the Effective Time;

(c) attributable to the disposal or transportation of any Hazardous Substances from any RTP Assets operated by Seller attributable to the period of Seller’s ownership of the

RTP Assets to any location not on the RTP Assets or lands pooled or unitized therewith in violation of any Environmental Law; or

(d) any Income Tax Liability or Franchise Tax Liability of Seller, or any Tax for which RTP is responsible pursuant to Section 15.2 (together with (a) through (c), the “Retained Obligations”).

13.2 Indemnities of Seller. Effective as of the Closing, subject to the limitations set forth in Section 13.4 and Section 13.8 or otherwise in this Agreement, Seller shall be responsible for, shall pay on a current basis and hereby defends, indemnifies and holds harmless Buyer and its Affiliates, and all of its and their respective equityholders, partners, members, directors, officers, managers, employees, agents and representatives (collectively, “Buyer Indemnified Parties”) from and against any and all Liabilities, arising from, based upon, related to or associated with:

(a) any breach by Seller of any of its representations or warranties contained in Article IV or in Seller’s closing certificate;

(b) any breach by Seller of any of its covenants or agreements under this Agreement;

(c) the Retained Obligations; or

(d) (i) any fines, penalties and sanctions asserted, imposed or levied by any Governmental Authority resulting from any criminal investigation or criminal proceedings arising out of or related to Seller (or its Affiliates) ownership or operation of the RTP Assets prior to the Closing Date; (ii) any death, physical injury or illness to any employees of a Seller or any of its Affiliates related to or arising out of the Seller’s ownership or operation of the RTP Assets prior to the Closing Date; (iii) attributable to any hedging transaction entered into by Seller or any of its Affiliates prior to the Closing Date; or (iv) Liabilities arising from assets of Seller sold to Third Parties on or before the Effective Time.

13.3 Indemnities of Buyer. Effective as of the Closing, Buyer and its successors and assigns shall assume, be responsible for, shall pay on a current basis and hereby defends, indemnifies, holds harmless and forever releases Seller and its Affiliates, and all of its and their respective equity holders, partners, members, directors, officers, managers, employees, agents and representatives (collectively, “Seller Indemnified Parties”) from and against any and all Liabilities arising from, based upon, related to or associated with:

(a) any breach by Buyer of any of its representations or warranties contained in Article V or in Buyer’s closing certificate;

(b) any breach by Buyer of any of its covenants or agreements under this Agreement; or

(c) the Assumed Obligations (including, for avoidance of doubt, Buyer’s assumption of obligations and Liabilities, (i) whether arising prior to, on or after the Effective Time, with respect to Title Defects or Environmental Defects; and (ii) to the extent arising on or after the Effective Time, with respect to the actions, suits, proceedings or other circumstances or conditions, if any, set forth in Seller’s Disclosure Schedules).

13.4 Limitation on Liability. Notwithstanding the foregoing,

(a) Seller shall not have any Liability for any indemnification under Section 13.2(a) (other than with respect to breach of Sections 4.1, 4.2, 4.3, 4.5, 4.6, 4.7, 4.14, 4.15 or 4.16) of this Agreement (i) for any individual Liability unless the amount with respect to such Liability exceeds $100,000, and (ii) until and unless the aggregate amount of all Liabilities for which Claim Notices are delivered by Buyer exceeds three million Dollars ($3,000,000) (the “Indemnity Deductible”) and then only to the extent such Liabilities exceed the Indemnity Deductible; provided that the adjustments to the Cash Amount under Section 3.4 and any payments in respect thereof shall not be limited by this Section 13.4(a).

(b) Seller shall not be required to indemnify Buyer under Section 13.2(a) (other than with respect to breach of Sections 4.1, 4.2, 4.3, 4.5, 4.6, 4.7, 4.14, 4.15 or 4.16) for aggregate Liabilities in excess of 10% of the aggregate of the Allocated Values.

(c) The amount of any damages for an Indemnified Party shall be reduced by any amount actually received by an Indemnified Party with respect to such damages under any insurance coverage or from any third party alleged to be responsible for such damages. The Indemnified Party shall use its reasonable best efforts to mitigate such damages by collecting any amounts available under such insurance coverage alleged to have responsibility; provided that (i) no obligation to mitigate shall prohibit any Indemnified Party from seeking recovery pursuant to this Section and (ii) except as provided by applicable Law, such Indemnified Party shall not be required to incur any expense or risk outside of the ordinary course to mitigate any such damages. If an Indemnified Party receives any amount under insurance coverage with respect to damages at any time subsequent to any indemnification provided by the Seller under this Section, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by the Indemnifying Party in connection with providing such indemnification up to such amount received by the Indemnified Party.

(d) Solely for purposes of determining the amount of Liabilities that may be subject to indemnification under Section 13.2 and Section 13.3, as applicable, the words “Material Adverse Effect,” “material adverse effect,” “material,” “materially,” and words of similar import shall be disregarded in the applicable representations and warranties.

13.5 Express Negligence. THE DEFENSE, INDEMNIFICATION, HOLD HARMLESS, RELEASE AND ASSUMED OBLIGATIONS PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE GROSS, SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY INDEMNIFIED PARTY. BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

13.6 Exclusive Remedy. Except for actions seeking specific performance or similar equitable relief and notwithstanding anything to the contrary contained in this Agreement, from and after the Closing, Section 10.1(d), Section 13.2 and Section 13.3 contain the Parties’ exclusive remedy against each other with respect to breaches of the representations, warranties, covenants and agreements of the Parties contained in this Agreement.

13.7 Indemnification Procedures. All claims for indemnification under Section 10.1(d), Section 13.2 and Section 13.3 shall be asserted and resolved as follows:

(a) For purposes of Section 10.1(d) and this Article XIII, the term “Indemnifying Party” when used in connection with particular Liabilities shall mean the Party or Parties having an obligation to indemnify another Party or Parties with respect to such Liabilities pursuant to Section 10.1(d) or this Article XIII, and the term “Indemnified Party” when used in connection with particular Liabilities shall mean the Party or Parties having the right to be indemnified with respect to such Liabilities by another Party or Parties pursuant to Section 10.1(d) or this Article XIII.

(b) To make claim for indemnification under Section 10.1(d), Section 13.2 or Section 13.3, an Indemnified Party shall notify the Indemnifying Party of its claim under this Section, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Party (a “Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Claim and shall enclose a copy of all papers (if any) served with respect to the Claim; provided that the failure of any Indemnified Party to give notice of a Claim as provided in this Section 13.7 shall not relieve the Indemnifying Party of its obligations under Section 10.1(d), Section 13.2 or Section 13.3 (as applicable) except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(c) In the case of a claim for indemnification based upon a Claim, the Indemnifying Party shall have 30 days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its Liability to defend the Indemnified Party against such Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and during such 30 day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

(d) If the Indemnifying Party admits its Liability, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Claim. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Claim which the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, any defense or settlement of any Claim controlled by the

Indemnifying Party pursuant to this Section 13.7. An Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle any Claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Party from all Liability in respect of such Claim or (ii) settle any Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).

(e) If the Indemnifying Party does not admit its Liability or admits its Liability but fails to diligently prosecute or settle the Claim, then the Indemnified Party shall have the right to defend against the Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its Liability and assume the defense of the Claim at any time prior to settlement or final determination thereof. If the Indemnifying Party has not yet admitted its Liability for a Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for 10 days following receipt of such notice to (i) admit in writing its Liability for the Claim and (ii) if Liability is so admitted, reject, in its reasonable judgment, the proposed settlement.

(f) In the case of a claim for indemnification not based upon a Claim, the Indemnifying Party shall have 30 days from its receipt of the Claim Notice to (i) cure the Liabilities complained of, (ii) admit its Liability for such Liability or (iii) dispute the claim for such Liabilities. If the Indemnifying Party does not notify the Indemnified Party within such 30 day period that it has cured the Liabilities or that it disputes the claim for such Liabilities, the amount of such Liabilities shall conclusively be deemed a Liability of the Indemnifying Party hereunder.

13.8 Survival.

(a) All representations and warranties contained in Articles IV and V shall terminate on the first anniversary of the Closing Date, except that:

(i) representations and warranties set forth in Sections 4.6, 4.14, 4.15, and 4.16 shall survive until 60 days following the expiration of the statute of limitations (including extensions and continuances) applicable to the underlying matters covered by such provisions; and

(ii) representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.5, 4.7, 5.1, 5.2, 5.3, 5.5 and 5.6 shall survive indefinitely.

(b) All covenants contained in this Agreement that cover a period of time ending at, or until, the Closing, shall terminate at Closing, provided that Buyer shall have a period of 90 days following the expiration of the statute of limitations (including extensions and continuances) applicable to the underlying matters covered by such covenants. All other covenants shall survive the Closing in accordance with the terms of such covenants.

(c) The indemnities in Sections 13.2(a), 13.2(b), 13.3(a) and 13.3(b) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification, except in each case as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Party on or before such termination date.

13.9 Waiver of Right to Rescission. Seller and Buyer acknowledge that, following the Closing, the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement. As the payment of money shall be adequate compensation, following the Closing, Buyer and Seller waive any right to rescind this Agreement or any of the transactions contemplated hereby.

13.10 Insurance. The amount of any Liabilities for which any of the Buyer Indemnified Parties is entitled to indemnification under this Agreement or in connection with or with respect to the transactions contemplated by this Agreement shall be reduced by any corresponding insurance proceeds realized or that could reasonably be expected to be realized by such Party if a claim were properly pursued under the relevant insurance arrangements.

13.11 Non-Compensatory Damages. Except for recoveries with respect to breaches of Section 4.15 which shall not be limited by this Section 13.11, (i) none of the Buyer Indemnified Parties nor Seller Indemnified Parties shall be entitled to recover from Seller or Buyer, or their respective Affiliates, any special, indirect, consequential, punitive, exemplary, remote or speculative damages, including damages for lost profits of any kind arising under or in connection with this Agreement or the transactions contemplated hereby, except to the extent any such Party suffers such damages (including costs of defense and reasonable attorney’s fees incurred in connection with defending of such damages) to a Third Party, which damages (including costs of defense and reasonable attorney’s fees incurred in connection with defending against such damages) shall not be excluded by this provision as to recovery hereunder; and (ii) Buyer, on behalf of each of the Buyer Indemnified Parties, and Seller, on behalf of each of the Seller Indemnified Parties, waive any right to recover any special, indirect, consequential, punitive, exemplary, remote or speculative damages, including damages for lost profits of any kind, arising in connection with or with respect to this Agreement or the transactions contemplated hereby.

13.12 Cooperation by Buyer - Retained Litigation. Buyer agrees to use reasonable efforts to cooperate with Seller in connection with Seller’s defense and other actions relating to or arising out of any litigation and claims relating to Seller’s Retained Obligations attributable to the RTP Assets. Buyer agrees to make available Buyer’s employees engaged in the operation of the RTP Assets for the purposes of providing testimony, depositions, information and other related activities relating to such litigation and claims.

ARTICLE XIV

TERMINATION, DEFAULT AND REMEDIES

14.1 Right of Termination. This Agreement and the transactions contemplated herein may be terminated at any time prior to the Closing:

(a) by Seller, at Seller’s option, if any of the conditions set forth in Article VIII have not been satisfied on or before the Closing Date and, following written notice thereof from Seller to Buyer specifying the reason such condition is unsatisfied (including any breach by Buyer of this Agreement), such condition remain unsatisfied for a period of 10 Business Days after Buyer’s receipt of written notice thereof from Seller;

(b) by Buyer, at Buyer’s option, if any of the conditions set forth in Article VII have not been satisfied on or before the Closing Date and, following written notice thereof from Buyer to Seller specifying the reason such condition is unsatisfied (including any breach by Seller of this Agreement), such condition remain unsatisfied for a period of 10 Business Days after Seller’s receipt of written notice thereof from Buyer;

(c) by Buyer if the condition set forth in Section 7.4 has not been satisfied on or before the Closing Date or by Seller if the condition set forth in Section 8.4 is not satisfied on or before the Closing Date;

(d) by Seller or Buyer if the Closing shall not have occurred on or before June 16, 2014;

(e) this Agreement shall terminate, without further action by Seller or Buyer, upon any termination of the Nora PSA; or

(f) by Seller or Buyer if the other Party has not received the authorization described in Sections 7.9 and 8.9, as applicable, by May 1, 2014.

provided, however, that no Party shall have the right to terminate this Agreement pursuant to clause (a), (b), (d) or (f) above if such Party or its Affiliates are at such time in material breach of any provision of this Agreement.

14.2 Effect of Termination.

(a) If the Closing does not occur because Seller wrongfully fails to tender performance at Closing or otherwise materially breaches this Agreement prior to Closing, and if Buyer is not in material default under this Agreement, and is ready, willing and able to participate in Closing, Buyer shall have all available legal or equitable remedies for Seller’s breach of this Agreement. Seller’s failure to close shall not be considered wrongful if the conditions under Article VIII are not satisfied at or prior to Closing through no fault of Seller and are not waived by Seller.

(b) If the Closing does not occur because Buyer wrongfully fails to tender performance at Closing or otherwise materially breaches this Agreement prior to Closing, and if Seller is not in material default under this Agreement, and is ready, willing and able to participate in Closing, Seller shall have all legal or equitable remedies for Buyer’s breach of this Agreement. Buyer’s failure to close shall not be considered wrongful if the conditions under Article VII are not satisfied at or prior to Closing through no fault of Buyer and are not waived by Buyer.

14.3 Return of Documentation and Confidentiality . Upon termination of this Agreement, Buyer shall return to Seller all title, engineering, geological and geophysical data, environmental assessments and/or reports, maps, documents and other information furnished by Seller to Buyer or prepared by or on behalf of Buyer in connection with its due diligence investigation of the RTP Assets and an officer of Buyer shall certify same to Seller in writing.

ARTICLE XV

MISCELLANEOUS

15.1 Exhibits and Schedules . All of the Exhibits and Schedules referred to in this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement. Seller or Buyer and their respective counsel have received a complete set of Exhibits and Schedules prior to and as of the execution of this Agreement.

15.2 Expenses and Taxes.

(a) Except as otherwise specifically provided, all fees, costs and expenses incurred by Seller or Buyer in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Person incurring the same, including, legal and accounting fees, costs and expenses.

(b) All required documentary, filing and recording fees and expenses in connection with the filing and recording of the assignments (including the Assignment and Bill of Sale and the Special Warranty Deed), conveyances or other instruments required to convey title to the RTP Assets to Buyer shall be borne by Buyer. The transactions described in this Agreement involve the transfer of real estate with tangible personal property, if any, being transferred incidental to such real estate; accordingly, the Parties do not anticipate that any Transfer Taxes will be incurred or imposed. To the extent that any Transfer Taxes are imposed on the purchase and sale of the RTP Assets pursuant to this Agreement, Buyer shall bear and pay such Transfer Taxes. Seller and Buyer shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

(c) RTP shall assume responsibility for, and shall bear and pay, all Income Tax Liability or Franchise Tax Liability incurred or imposed on RTP with respect to the ownership of the RTP Assets or imposed on or with respect to any Tax Partnership an interest in which is a RTP Asset through the Closing Date and the transactions described in this Agreement. RTP shall assume responsibility for, and shall bear and pay, all Asset Taxes assessed with respect to the ownership and operation of the RTP Assets for (i) any period ending prior to the Effective Time, and (ii) the portion of any Straddle Period ending immediately prior to the Effective Time. All Asset Taxes with respect to the ownership or operation of the RTP Assets arising on or after the Effective Time (including all Straddle Period Asset Taxes not apportioned to RTP) shall be allocated to and borne by Buyer. Upon determination of the actual amount of Asset Taxes, payments will be made to the extent necessary to cause the appropriate Party, to bear the Asset Taxes allocable to such Person under this Section 15.2(b). For purposes of allocation between the Parties of Asset Taxes that are payable with respect to Straddle Periods, the portion of any such Taxes that are attributable to the portion of the Straddle Period that ends immediately prior to the Effective Time or Closing Date, as applicable, shall (i) in the case of

Taxes that are based upon or related to income or receipts or imposed on a transactional basis or imposed on or with respect to any Tax Partnership an interest in which is a RTP Asset, be deemed equal to the amount that would be payable if the Tax year or period ended immediately prior to the Effective Time or Closing Date, as applicable, and (ii) in the case of other Taxes, be allocated pro rata per day between the period immediately prior to the Effective Time and the period beginning on the Effective Time. For purposes of clause (i) of the preceding sentence, any exemption, deduction, credit, refund or other item that is calculated on an annual basis shall be allocated pro rata per day between the period ending immediately prior to the Effective Time and the period beginning on the Effective Time.

(d) Seller shall timely file any return with respect to Asset Taxes due on or before the Closing Date or that otherwise relates solely to periods before the Closing Date (a “Pre-Closing Tax Return”) consistently with practice unless otherwise agreed by the Parties and shall pay any Asset Taxes shown due and owing on such Pre-Closing Asset Tax Return, subject to Seller’s right of reimbursement for any Asset Taxes for which Buyer is responsible under Section 15.2(b). Within 15 days prior to filing, Seller shall deliver to Buyer a draft of any such Pre-Closing Tax Return for Buyer’s review and approval (which approval will not be unreasonably withheld or delayed).

(e) The Parties agree that, for U.S. federal income Tax purposes, Buyer will be deemed to transfer the certain assets transferred to Seller pursuant to the Nora PSA in exchange for the RTP Assets. Notwithstanding anything in this Agreement to the contrary, the Parties shall, and shall cause their respective Affiliates to, cooperate fully with each other Party, and take any action reasonably requested by the other Party, in connection with enabling the transactions contemplated by this Agreement, the Nora PSA and the Membership Interest Purchase Agreement to qualify in whole or in part as a “like-kind” exchange pursuant to Section 1031 of the Code and any corresponding state or local income Tax Laws (including in connection with (A) determining the fair market value of the assets to be included within such exchange), and (B) preparing and filing any Tax Returns on a basis consistent with such treatment). Buyer and Seller shall not, and shall cause their respective Affiliates not to, prepare or file any Tax Return, or take any action in any proceeding involving a Taxing Authority, inconsistent with such treatment. If the Parties are unable to agree on any of the items described in clauses (A) and (B) of this paragraph (d), any disputes shall be submitted to a mutually agreed accounting firm for binding resolution. The responsibility of the Parties for costs and expenses of such accounting firm shall be equal. In connection with enabling the transactions contemplated by this Agreement to qualify in whole or in part as a “like-kind” exchange pursuant to Section 1031 of the Code, Seller and Buyer agree that Buyer, in lieu of the purchase of the RTP Assets from Seller for the consideration provided herein, shall have the right at any time prior to the Closing Date to assign all or a portion of its rights under this Agreement to a Qualified Intermediary (as that term is defined in Section 1.1031(k)-1(g)(4)(v) of the Treasury Regulations) or an Exchange Accommodation Titleholder (as that term is defined in Rev. Proc. 2000-37, 2000-2 C.B. 308) in order to accomplish the transaction in a manner that will comply, either in whole or in part, with the requirements of a like-kind exchange pursuant to Section 1031 of the Code. Likewise, Seller shall have the right at any time prior to the Closing Date to assign all or a portion of its rights under this Agreement to a Qualified Intermediary for the same purpose. In the event either Party assigns its rights under this Agreement pursuant to this Section 15.2(e), such Party agrees to notify the other Party in writing of such assignment at or before the

Closing Date. Seller and Buyer acknowledge and agree that any assignment of this Agreement shall not increase the costs, expenses or liabilities of a Party as a result of the other Party’s assignment of this Agreement to a Qualified Intermediary or Exchange Accommodation Titleholder, shall not release either Party from any of their respective liabilities and obligations to each other under this Agreement, and that neither Party represents to the other that any particular tax treatment will be given to either Party as a result thereof.

(f) The Parties shall cooperate fully, as and to the extent reasonably requested by the other, in connection with the filing of Tax Returns with respect to the RTP Assets or any Tax Partnership an interest in which is a RTP Asset and in connection with any proceeding involving a Taxing Authority with respect to Taxes with respect to the RTP Assets or any Tax Partnership an interest in which is a RTP Asset. Such cooperation shall include the retention and (upon Buyer or Seller’s request) the reasonable provision of records and information that are relevant to any such proceeding and making employees reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(g) Each Party shall notify the other within 20 days after the receipt by such Party or any of its Affiliates of notice of Tax Proceeding to the extent relating to Taxes allocable to the other Party. Seller shall control the resolution of any such Tax Proceeding with respect to a taxable period ending before the Closing Date; provided that (i) Buyer shall have the right to participate at its sole cost and expense in any such Tax Proceeding with respect to any item in dispute in such Tax Proceeding, and Seller shall consider in good faith all reasonable comments received from Buyer with respect to any such item, that could materially impact taxable periods ending on or after the Closing Date and (ii) Seller shall not settle or compromise any such Tax Proceeding with respect to any such item without Buyer’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed). Buyer shall control the resolution of any other Tax Proceeding; provided that (i) Seller shall have the right to participate at its sole cost and expense in any such Tax Proceeding relating to any taxable year or period that begins before and ends on or after the Closing Date and Buyer shall consider in good faith all reasonable comments received from Seller in connection with any such Tax Proceeding that relate to the period (or portion thereof) ending prior to the Closing Date and (ii) Buyer shall not settle or compromise any such Tax Proceeding with respect to any such period (or portion thereof) without Seller’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed).

(h) RTP shall, with respect to any Tax Partnership an interest in which RTP is transferring pursuant to this Agreement, either (A) cause a Section 754 election to be made for the taxable year of the Tax Partnership that includes the Closing Date, or (B) cause such Tax Partnership to be liquidated pre-Closing in a manner reasonably satisfactory to Buyer. If (i) any RTP Asset transferred pursuant to this Agreement is an interest in a Tax Partnership (whether known or unknown at the Closing), and (ii) Buyer’s proportionate interest in and to the RTP Asset that would be distributed to Buyer in a deemed liquidation of the Tax Partnership in accordance with such Tax Partnership’s positive capital accounts as of the Closing Date is less than the proportionate interest in and to such RTP Asset conveyed by Seller pursuant to this Agreement, the diminution in Buyer’s proportionate interest in and to such RTP Asset shall be deemed, for all purposes, to be a breach of Seller’s Special Warranty of title in the Assignment and Bill of Sale for which Buyer may recover damages with respect to such breach and such diminution of Buyer’s proportionate interest in and to such RTP Asset.

(i) From and after the Closing Date, unless otherwise required by applicable Law, Buyer will report any RTP Assets set forth on Schedule 4.15 as an undivided Working Interest and not as an interest in a Tax Partnership, provided that an election out of Subchapter K set forth in Section 761(a) of the Code has been properly made with respect to such RTP Assets effective prior to and including the Closing Date.

15.3 Assignment. This Agreement may not be assigned by either Party without the prior written consent of the other Party. In the event a Party consents to any such assignment, such assignment shall not relieve the assigning Party of any obligations and responsibilities hereunder.

15.4 Preparation of Agreement. Seller, Buyer and their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

15.5 Publicity.

(a) No press release or other public announcement, or public statement or public comment in response to any inquiry, relating to this Agreement or the other Transaction Documents shall be issued or made by either Buyer or Seller, or any of their Affiliates until the Buyer and Seller has each received authorization to consummate the transactions contemplated by this Agreement from the board of directors of EQT Corp or the board of directors of RRC, as applicable, and no such announcement shall be made without the consent of both Parties.

(b) Nothing in this Section 15.5 shall prohibit any Party from issuing or making a public announcement or statement if such Party deems it necessary to do so in order to comply with any applicable Law or the rules of any stock exchange upon which the Party’s or a Party’s Affiliate’s capital stock is traded; provided, however, that to the extent possible, prior written notification shall be given to the other Party prior to any such announcement or statement.

15.6 Notices. All notices and communications required or permitted to be given hereunder shall be in writing and shall be delivered personally, or sent by bonded overnight courier, or mailed by U.S. Express Mail or by certified or registered United States Mail with all postage fully prepaid, or sent by facsimile transmission (provided any such facsimile transmission is confirmed either orally or by written confirmation), addressed to Seller or Buyer, as appropriate, at the address for such Person shown below or at such other address as Seller or Buyer shall have theretofore designated by written notice delivered to the other Party hereto:

If to Seller:

Range Texas Production, LLC

100 Throckmorton Street

Suite 1200

Fort Worth, Texas 76102

Attention: Chad Stephens

Email: cstephens@rangeresources.com

Fax: 817-869-9129

With a copy to:

Range Texas Production, LLC

100 Throckmorton Street

Suite 1200

Fort Worth, Texas 76102

Attention: General Counsel

Email: dpoole@rangeresources.com

Fax: 817-869-9194

If to Buyer:

EQT Production Nora, LLC and EQT Production Company

625 Liberty Avenue

Suite 1700

Pittsburgh, Pennsylvania 15222

Attn: President

Email: sschlotterbeck@eqt.com

Fax: 412-395-3932

AND

EQT Production Nora, LLC and EQT Production Company

625 Liberty Avenue

Suite 1700

Pittsburgh, Pennsylvania 15222

Attn: General Counsel

Email: lgardner@eqt.com

Fax: 412-553-5970

With a copy to:

Baker Botts L.L.P.

98 San Jacinto Boulevard

Suite 1500

Austin, TX 78701-4078

Attention: Mike Bengtson

E-mail: Mike.Bengtson@bakerbotts.com

Fax: 512-322-8349

Any notice given in accordance herewith shall be deemed to have been given only when delivered to the addressee in person, or by courier, or transmitted by facsimile transmission during normal business hours on a Business Day (or if delivered or transmitted after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day), or upon actual receipt by the addressee during normal business hours on a Business Day after such notice has either been delivered to an overnight courier or deposited in the United States Mail, as the case may be (or if delivered after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day). Seller or Buyer may change the address and facsimile numbers to which such communications are to be addressed by giving written notice to the other Party hereto in the manner provided in this Section 15.6.

15.7 Further Cooperation. After the Closing, Seller and Buyer shall execute and deliver, or shall cause to be executed and delivered, from time to time, such further instruments of conveyance and transfer, and shall take such other actions as Seller or Buyer may reasonably request, to convey and deliver the RTP Assets to Buyer, to perfect Buyer’s title thereto and to accomplish the orderly transfer of the RTP Assets to Buyer in the manner contemplated by this Agreement. If any Party receives monies belonging to the other Party, such amount shall immediately be paid over to the proper Party. If an invoice or other evidence of an obligation is received by a Party and such obligation is partially an obligation of both Seller and Buyer, then the Parties shall consult with each other and each Party shall promptly pay its portion of such obligation to the obligee.

15.8 Filings, Notices and Certain Governmental Approvals. Promptly after the Closing Buyer shall (a) record all assignments of state Leases executed at the Closing in the records of the applicable Governmental Authority, (b) if applicable, send notices to vendors supplying goods and services for the RTP Assets and to the operator of such RTP Assets of the assignment of such RTP Assets to Buyer, (c) actively pursue the unconditional approval of all applicable Governmental Authorities of the assignment of the RTP Assets to Buyer and (d) actively pursue all other consents and approvals that may be required in connection with the assignment of the RTP Assets to Buyer and the assumption of the Liabilities assumed by Buyer hereunder, that, in each case, shall not have been obtained prior to the Closing. Buyer obligates itself to take any and all action required by any Governmental Authority in order to obtain such unconditional approval, including the posting of any and all bonds or other security that may be required in excess of its existing lease, pipeline or area-wide bond.

15.9 Entire Agreement; Conflicts. THIS AGREEMENT, THE EXHIBITS AND SCHEDULES HERETO, AND THE OTHER TRANSACTION DOCUMENTS AND THE CONFIDENTIALITY AGREEMENT COLLECTIVELY CONSTITUTE THE ENTIRE AGREEMENT AMONG SELLER AND BUYER PERTAINING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS AND DISCUSSIONS, WHETHER ORAL OR WRITTEN, OF SELLER AND BUYER PERTAINING TO THE SUBJECT MATTER HEREOF. THERE ARE NO WARRANTIES, REPRESENTATIONS OR OTHER AGREEMENTS AMONG SELLER AND BUYER RELATING TO THE SUBJECT MATTER HEREOF EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, AND NEITHER SELLER NOR BUYER SHALL BE BOUND BY OR LIABLE FOR ANY ALLEGED REPRESENTATION, PROMISE,

INDUCEMENT OR STATEMENTS OF INTENTION NOT SO SET FORTH. IN THE EVENT OF A CONFLICT BETWEEN THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY EXHIBIT HERETO, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL; PROVIDED, HOWEVER, THAT THE INCLUSION IN ANY OF THE EXHIBITS HERETO OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS SECTION 15.9.

15.10 Parties in Interest. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of Seller and Buyer and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than Seller, Buyer and their successors and permitted assigns, or the Parties’ respective related Indemnified Parties hereunder, any rights, remedies, obligations or Liabilities under or by reason of this Agreement; provided that only a Party and its respective successors and permitted assigns will have the right to enforce the provisions of this Agreement on its own behalf or on behalf of any of its related Indemnified Parties (but shall not be obligated to do so).

15.11 Amendment. This Agreement may be amended only by an instrument in writing executed by the Party against whom enforcement is sought.

15.12 Waiver; Rights Cumulative. Any of the terms, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party hereto waiving compliance. No course of dealing on the part of Seller or Buyer, or their respective officers, employees, agents or representatives or any failure by Seller or Buyer to exercise any of its rights under this Agreement shall operate as a waiver thereof or affect in any way the right of such Person at a later time to enforce the performance of such provision. No waiver by Seller or Buyer of any condition or any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation or warranty. The rights of Seller and Buyer under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

15.13 Conflict of Law Jurisdiction, Venue; Jury Waiver. THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN SELLER AND BUYER SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT WOULD REQUIRE THE APPLICATION OF ANY OTHER LAW; PROVIDED HOWEVER THAT ANY MATTER RELATED TO TITLE TO ANY REAL PROPERTY INTEREST INCLUDED IN THE RTP ASSETS SHALL BE GOVERNED BY THE LAWS OF THE STATE WHERE SUCH RTP ASSETS ARE LOCATED.

15.14 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to either Seller or Buyer. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

15.15 Removal of Name. As promptly as practicable, but in any case within 30 days after the Closing Date, Buyer shall eliminate the names “Range Texas Production, LLC”, “Range Resources Corporation”, “Range Resources” and any variants thereof from the RTP Assets acquired pursuant to this Agreement and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to Seller or any of its Affiliates.

15.16 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party hereto by facsimile transmission shall be deemed an original signature hereto.

15.17 No Partnership; No Fiduciary Duty. This Agreement shall not create and it is not the purpose or intention of the Parties to create any partnership, mining partnership, joint venture, general partnership, or other partnership relationship and none shall be inferred, and nothing in this Agreement shall be construed to establish a fiduciary relationship between the Parties for any purpose.

15.18 Seller’s Pre-Closing Merger. The Parties hereby acknowledge and agree that, prior to the Closing contemplated under this Agreement, Seller shall be permitted to merge with and into its Affiliate, Range Resources – Pine Mountain, Inc., a Delaware corporation (“RR-PM”), whereby RR-PM will be the surviving entity of such merger and, as the full legal successor to RTP, shall thereafter be deemed the “Seller” under this Agreement for all purposes. In the event of such merger, from and after the effective time of the merger, the references to (a) “limited liability company” in Section 4.1 and Section 4.2 shall be deemed a reference to “corporation” (in Section 4.1) and to “corporate” (in Section 4.2), (b) “Range Texas Production, LLC” in Section 15.6 shall be deemed a reference to “Range Resources – Pine Mountain, Inc.”, and (c) “RTP” in this Agreement (other than the introductory paragraph hereof) shall be deemed a reference to “RR-PM”.

[Signature page follows.]

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the date first written above.

SELLER:

RANGE TEXAS PRODUCTION, LLC

By:	/s/ Chad L. Stephens
Name:	Chad L. Stephens
Title:	Senior Vice President/Corporate Development

BUYER:

EQT PRODUCTION NORA, LLC

By:	/s/ Steven Schlotterbeck
Name:	Steven Schlotterbeck
Title:	President Exploration and Production